CANADIAN ZINC CORPORATION

1710 – 650 West Georgia Street, Vancouver, British Columbia, V6B 4N9

Tel:  (604) 688-2001 Fax:  (604) 688-2043

Email:  invest@canadianzinc.com

Website:  www.canadianzinc.com

ANNUAL INFORMATION FORM

as at March 30, 2006

for the Fiscal Year ended

December 31, 2005

CANADIAN ZINC CORPORATION

ANNUAL INFORMATION FORM

FOR YEAR ENDED DECEMBER 31, 2005

TABLE OF CONTENTS

1

INCORPORATION

2

GENERAL DEVELOPMENT OF THE BUSINESS

3

NARRATIVE DESCRIPTION OF THE BUSINESS

4

RISK FACTORS AND UNCERTAINTIES

5

CAPITAL STRUCTURE

6

MARKET FOR SECURITIES

7

DIRECTORS AND OFFICERS

8

TRANSFER AGENTS AND REGISTRARS

9

MATERIAL CONTRACTS

10

INTERESTS OF EXPERTS

11

AUDIT COMMITTEE INFORMATION

12

ADDITIONAL INFORMATION

CAUTIONARY NOTE – FORWARD LOOKING STATEMENTS ………..59

CANADIAN ZINC CORPORATION

ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2005

1

INCORPORATION

Canadian Zinc Corporation (the "Issuer" or “Canadian Zinc” or “the Company”) was incorporated in British Columbia, Canada, on December 16, 1965 under the Corporations Act British Columbia. The Issuer changed its name to "San Andreas Resources Corporation" on August 29, 1991 and to "Canadian Zinc Corporation" on May 25, 1999.

The Issuer's head office, and the registered and records office, is located at Suite 1710, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N9.

2

GENERAL DEVELOPMENT OF THE BUSINESS

The Issuer is a public company listed on the Toronto Stock Exchange under the symbol "CZN" and is engaged in the business of exploration and, when warranted, development of natural resource properties.  The Issuer’s principal focus is exploration and development of the Prairie Creek Property, a zinc/lead/silver deposit with adjacent mill facilities, located approximately 500 kilometers west of Yellowknife in the Northwest Territories, Canada

Three Year History

In January of 2001, the Issuer completed a Scoping Study designed to outline and guide the re-development of the existing mine and mill on the Prairie Creek Property.  The preliminary study indicated the feasibility of a mining and milling operation on the site and identified a number of different development and production scenarios.  The operation would utilize the existing mine and mill infrastructure put in place in 1982, but never operated.  Indicated capital costs for the new operation were estimated in 2000 to be CDN$40.5 million, including the construction of an all weather access road to the site.

Throughout the years 2003, 2004 and 2005, the Company’s principal focus was its efforts to advance the Prairie Creek Project towards development, principally in the permitting process.  In 2001 the Company applied for two surface exploration drilling permits, an underground exploration permit, a pilot plant metallurgical permit and a permit for use of part of the road from the Property.  Following Environmental Assessment the two surface exploration land use permits were issued in 2001.  The underground exploration and pilot plant permit applications were referred for Environmental Assessment which lasted throughout all of 2001, 2002 and into June of 2003.

In September 2003, a Land Use Permit and Water Licence for underground exploration and development and for metallurgical testing in a pilot plant were issued to the Company by the Mackenzie Valley Land and Water Board.  An appeal to the Federal Court seeking judicial review of the decision of the Water Board to issue the Water Licence was filed in October 2003 by the Deh Cho First Nations and heard by the Court in August 2005.  In December 2005 the Court issued its Judgment directing the Water Board to reissue the Licence containing modified language which had been agreed between the Company and the Minister of Indian and Northern Affairs Canada.  The Licence was reissued by the Board in February 2006.

The Company made significant progress during 2003.   The issuing of the Land Use Permit and Water Licence in September 2003, after a 30 month arduous process, was finally an important step forward.  The improvement in metal prices during 2003, including in particular, zinc, lead and silver, enhanced the attractiveness of the Prairie Creek Project.

With the general improvement in metal prices, and the investment market for resource companies, during the second half of 2003 the Company completed a number of financings to fund the ongoing permitting, exploration and development of the Prairie Creek Property.  During 2003 a total of $15,619,802, before expenses, was raised, representing a significant improvement in the Company’s liquidity and working capital.

In 2003 the Company submitted a separate application for a Land Use Permit for use of the existing road from the Liard Highway to the mine site and claimed legal exemption from the Environmental Assessment process.  The claim for exemption was denied by the Water Board and the Company filed an appeal to the Supreme Court of the Northwest Territories.  That Appeal was heard by the Court in December 2004 and in May 2005 the Court issued its Judgment ruling that the proposed development is exempt under the Act from Environmental Assessment.

During 2004 the Company carried out an exploration program at the Prairie Creek Property. A total of 27 holes were drilled comprising 5,963 meters, directed at three different target areas with encouraging results, especially downdip to the north  outside the immediate mine development area.  At the same time the underground workings were rehabilitated in preparation for the planned decline and underground drilling program, whilst important site maintenance and environmental work was also carried out.

In the spring of 2004 the Company applied to the Mackenzie Valley Land and Water Board for an amendment to expand the area of an existing diamond drill Land Use Exploration Permit.  The application was referred for Environmental Assessment and this assessment was conducted by the Mackenzie Valley Impact Review Board throughout 2005, culminating in a decision dated December 23, 2004 in which the Review Board recommended to the Minister of Indian Affairs and Northern Development  that the development proceed to the regulatory phase of approvals.  Subsequent to year end, on February 3, 2006 the Minister accepted the recommendations of the Review Board and the application was referred back to the Water Board to finalize the terms and conditions of the permit.

During 2005 the Company carried out an extensive program of site rehabilitation and maintenance including  design of a new water treatment plant, upgrade of fuel facilities and the construction of a new water polishing pond.

In 2006 the Company will continue with the development of Prairie Creek, including surface and underground exploration and development.  At the same time the ongoing permitting process will continue.

The Company continues to search for projects of merit and has examined a number of opportunities during the year, none of which have come to fruition at this time.  The Issuer will scrutinize all new projects and carry out a thorough investigation of each property, before committing the Company’s capital and resources on any project.

3

NARRATIVE DESCRIPTION OF THE BUSINESS

The Company’s principal focus is exploration and development of the Prairie Creek Property and adjacent ground (a zinc/lead/silver, partially developed property) located approximately 500 kilometers west of Yellowknife in the Northwest Territories, Canada.  The Mine is believed to be one of the highest grade non-operating base metal properties in the world and is potentially a major Canadian resource.

The original discovery of mineralization on the Prairie Creek Property was made in 1928 at the showing known as the "No. 5 Zone".  In 1958, a limited mapping program was undertaken by Fort Reliance Minerals Ltd.  The claims lapsed in 1965 and were restaked by the prospector and subsequently conveyed to Cadillac Explorations Ltd. ("Cadillac") in 1966.  Cadillac also acquired a 182,590 acre prospecting permit.   During 1966 to 1969, trenching was carried out on a number of zones and underground exploration commenced.   This prospecting permit expired in 1969 and 6,659 acres (210 claims) were selected by Cadillac and brought to lease.   The property was optioned to Penarroya Canada Ltee. ("Penarroya") in 1970 and the underground development was extended.  Surface drilling and preliminary metallurgical testing was also conducted. Penarroya discontinued their work in late 1970 and Cadillac resumed full operation of the project.  Cadillac further developed the underground workings and resampled the crosscuts in 1979.

In 1980 an independent feasibility study was completed for Cadillac by Kilborn Engineering which resulted in a decision to put the property into production.    In December 1980, Procan Exploration Company Ltd. ("Procan") (a company associated with Herbert and Bunker Hunt of Texas) agreed to provide financing for construction, mine development and working capital necessary to attain production based on the Kilborn feasibility study. Between 1980 and 1982, extensive mine development took place. Cadillac acquired a 1000-ton per day concentrator and transported it to the minesite.   The mill was erected and a camp established.  Two adits and extensive underground workings were developed.  During this time the winter road connecting the mine to the Liard Highway was constructed and over 500 loads of supplies were transported to site.  Construction activities continued until May 1982 and were almost complete when they were suspended due to lack of financing.  Subsequently Cadillac went into bankruptcy in May 1983 and site maintenance and operations were taken over by Procan.

In 1991, Nanisivik Mines Limited acquired the property through the bankruptcy proceedings.   Pursuant to an August 23, 1991 Option Agreement, the Issuer entered into an option to acquire a 60% interest in the Prairie Creek Property from Nanisivik Mines Ltd. (an unaffiliated third party).  Subsequently, pursuant to a March 29, 1993 Asset Purchase Agreement that superseded the Option Agreement, the Issuer acquired a 100% interest in the Prairie Creek Property,  and  a 60%  interest in the plant and equipment, subject to a net smelter royalty of 2% in favour of Titan Pacific Resources Ltd. with a maximum payout of $8.2 million.  In January 2004, the Issuer acquired all of Titan’s interest, including the 2% net smelter royalty, and now holds a 100% interest in the Prairie Creek property, plant and equipment.

3.1

Principal Property – Prairie Creek, Northwest Territories

The following information contained in Sub-Sections 3.1.1 to 3.1.7 relating to the Prairie Creek Property has been prepared or reviewed by Alan Taylor (P.Geo), Vice-President of Exploration and Chief Operating Officer of Canadian Zinc Corporation,  who is a Qualified Person as defined in National Instrument 43-101.

The Prairie Creek Property consists of a 100% interest in the mining leases, surface leases and staked mineral claims described below.

3.1.1

Land Tenure

The Prairie Creek Property is comprised of:

•

Mining Leases Numbers 2854, 2931, 2932, 2933, 3313, 3314, 3315, and 3338; (8,749.4 acres, expiring from July 13, 2010 to August 5, 2020).

•

Surface Leases Numbers 95 F/10-5-5 and 95 F/10-7-4; (325.81 acres).  The Surface Leases are held from the Department of Indian Affairs and Northern Development and expire March 31, 2012.

•

Mineral Claims:  Four additional mineral claims, referred to as the Gate Claims, were staked in 1999 in the vicinity of the Prairie Creek Property.  These claims consist of the Gate 1-4 Claims covering an area of 9,245.35 acres.  Sufficient assessment work has been filed on these claims to hold them in good standing until July 19, 2007.

The Prairie Creek Mine is located on land claimed by the Nahanni Butte Dene Band of the Deh Cho First Nations (“DCFN”) as their traditional territory.  The DCFN are engaged in ongoing land settlement negotiations with the Government of Canada and the Government of the Northwest Territories in what is referred to as the Deh Cho Process.  [Refer to Section 3.1.10 on First Nations below]

In July 2003, as part of the Interim Measures Agreement between Canada and the DCFN, Canada made an interim withdrawal of certain lands for a period of five years.  Part of the lands withdrawn under the interim withdrawal order include the area represented by the Company’s Mining Lease No. 2931,  a portion of Mining Lease No. 2854 and part of the area over which the road which connects the Property to the highway passes.  In accordance with Sections 19 and 23 of the Interim Measures Agreement such withdrawal is subject to the  continuing exercise of existing rights, titles, interests, entitlements, licences, permits, reservations, benefits and privileges  and does not affect access to or across withdrawn land.

3.1.2

Location, Access and Climate

The Prairie Creek Property is situated approximately 500 kilometers west of Yellowknife, the administrative centre of the Northwest Territories.

Year round access to the Property is provided by aircraft to a 3000-foot gravel airstrip immediately adjacent to the camp.  The Prairie Creek Property was also accessible by road (needs to be re-established), which extends from the property to the Liard Highway, a distance of 170 kilometers and which was originally permitted for use in the winter months throughout its full length and for year round use for the firs 40 kilometers out from the mine site.  The Liard Highway is the major north-south transportation route, which connects Fort Nelson, British Columbia to Fort Simpson, Northwest Territories.

The climate is sub-Arctic, being characterized by long cold winters with pleasant summers.  Snowfall is moderate and only minor difficulty has been experienced in operating throughout the winter months.

3.1.3

Property Geological Summary

Three distinct styles of base metal mineralization have so far been discovered on the property:   Vein, Stratabound and Mississippi Valley-type  (“MVT”).    The Vein and Stratabound styles of mineralization occur within the Prairie Creek embayment feature in a Siluro-Ordovician sedimentary sequence.  The majority of the current mineral resource reports to Vein mineralization and occurs in a crosscutting steeply east dipping fault with a northerly strike.  The remainder of the current mineral resource occurs as Stratabound massive sulphides, which were discovered proximal to the Vein mineralization. The close proximity of the two styles of deposit may indicate a somewhat similar genetic origin.  MVT zinc/lead mineralization is exposed in the northern portion of the property within a  carbonate sequence that is marginal to the paleo-embayment feature.

The Prairie Creek Vein Deposit is estimated to contain a  measured and indicated historical  mineral resource of 2.3 million tonnes grading 12.5% zinc (Zn), 12.2% lead (Pb), 190 g/tonne silver (Ag) and 0.4% copper (Cu) with  additional inferred resources of 8.1 million tonnes grading 12.9% Zn, 10.5% Pb, 171 g/t Ag, and 0.4% Cu). The principal Vein structure at Prairie Creek cuts through Ordovician age dolostones and graphitic shales of the Whittaker and Road River Formations.

The above historical resource estimate was calculated by MRDI in 1998 and was not prepared in accordance with National Instrument 43-101.    [See Resource Estimation Section 3.16 below].

The distinctly different style of mineralization, termed Stratabound, was encountered by the Company in 1992 during deeper drilling near the Vein.  The Stratabound mineralization presently consists of a measured and indicated historical mineral resource of 1.3 million tonnes grading 10.6% zinc, 5.2% lead and 56 g/tonne silver.  This style of deposit is found, so far, wholly within the Upper Whittaker Formation dolostones.   Stratabound sphalerite-galena-pyrite sulphides occur predominately in a subunit of the Whittaker, termed the Mottled Horizon, located approximately 200 meters below the present mill level (870) underground workings.

Since 1991, the Company has completed over 47,000 meters of surface diamond drilling and an underground sampling program which has greatly expanded the inventory of known resources on the Property.  The Vein-type deposit remains open ended to the north and south of the current Zone 3 resource, which is defined over only 2.5 kilometers of the 16-kilometer prospective corridor.   The discovery in 1992 of Stratabound type mineralization in the Main Zone opened up multiple exploration targets for the discovery of further Stratabound deposits.  Potential for significant increases in Stratabound mineralization exist throughout the property.  Drilling so far has been somewhat restricted by topography limiting the areas of potential mineralization that can be drilled.  Such Stratabound mineralization has the potential to significantly increase the tonnage fed to the mill, due to its higher tonnes per vertical meter of depth.

With many Vein occurrences exposed throughout the length of the Property, the prospects for additional Vein and Stratabound material are excellent over the remaining 14 kilometers of structure on the Property consequently, the Company believes that there remains excellent potential for discovering additional massive sulphides in the vicinity of the Prairie Creek Mine, which will further add to the already substantial mineral resource base.

3.1.4

Geological Setting

The Prairie Creek Mine is located in the southern portion of the Mackenzie Mountains physiographic subdivision within the Northern Cordillera Geosyncline.  The Southern Mackenzie Mountains are underlain by Lower Paleozoic carbonates of the Mackenzie shelf, and associated basinal limestones, dolostones and shales.

Structurally the prevalent orientation of faulting and folding is north-south.  Faults and fold axial planes dip both east and west.  A number of north trending thrust faults cut through the region.  The east dipping Tundra Thrust Fault and, 30 kilometers to the west, the west dipping Arnica Thrust Fault define the present margins of the Prairie Creek paleobasin, which accumulated a thick Devonian sequence of sediments (including the Cadillac and Funeral Formations).  The two principal styles of base metal sulphide mineralization occur within the Prairie Creek basinal feature in the Ordovician-Silurian Whittaker and Road River Formations.

The northern part of the property is underlain by a marginal carbonate sequence of the Root River, Camsell and Sombre Formations.  This sequence is bounded to the east by the east dipping Tundra Thrust, which forms the eastern boundary of the Prairie Creek basinal sequence.

In the southern part of the property the mine is geologically situated on the eastern margin of the Prairie Creek Embayment.  This ancient basinal feature is composed primarily of a conformable sequence including the Lower Ordovician Whittaker Formation dolostones, Silurian Road River Formation shales, and Cadillac Formation thinly bedded limy shales.  Lower to Middle Devonian Arnica and Funeral Formation dolostones and limestone overlie this assemblage on the northern part of the property.

In the southern part of the property faulting and folding axes trend generally north-south, resulting in windows of older Road River shales cored by the Whittaker Formation dolostones being exposed along the core of the main Prairie Creek anticline.  The Prairie Creek anticline is structurally bounded to the east by the Prairie Creek Fault and to the west by the Gate Fault.

Property Base Metal Mineralization

There are three main styles of base metal mineralization so far located on the property:  Vein sulphides, Stratabound sulphides (both of which occur in the southern part of the property) and Mississippi Valley type sulphides (MVT) which are found in the marginal carbonates in the northern sector of the property.  Exploration at Prairie Creek has revealed many base metal mineral showings along the entire 17-kilometer length of the property.  Historical exploration of the property has led to referencing some of these surface mineral showings by name and some by numbers.

In the northern section of the property, where some of the mineral claims have now lapsed, MVT type showings occur and are referred to, from north to south over a distance of 10 kilometers, as the Samantha, Joe, Horse, Zulu, Zebra and Road Showings.  In the southern part of the property, where Vein occurrences are exposed at surface, the mineral showings were referred to as sequentially numbered Zones.  Some of these mineral Zones, as a result of exploration by drilling, are now known to also contain subsurface Stratabound mineralization.  The subsurface area above the underground workings is referred to as Zone 3 (or the Main Zone).  Originally Zones 1 and 2 occurred adjacent to Zone 3, however, as a result of continuing exploration, Zone 1 and 2 are now incorporated and considered part of Zone 3.    Zone 3 contains the historical estimated mineral resource, which includes both Vein and Stratabound mineralization.  Extending south from the minesite (or Zone 3) are a series of other Vein exposures referred to as Zones 4 through 12, extending over a distance of 10 kilometers.  A further expression of Vein mineralization, known as the Rico Showing, is located 4 kilometers to the north of Zone 3.

Vein Sulphides

Quartz Vein Sulphide mineralization occurs in a north-south trending 16 kilometer long corridor in the southern portion of the property (referred to as Zones 1 through 12).  The bulk of the mineral resources outlined to date on the property are established on only one of these Vein occurrences, namely Zone 3 (which includes Zone 1 and 2) sometimes also referred to as the Main Zone.

The vein in Zone 3 strikes approximately north and dips steeply to the east (variable from -40°E to -90° and averages -65°E).  Most of the surface mineralized zones at Prairie Creek occur within Road River Formation shales.  These showings generally occur close to the axial plane of a tight north-south doubly plunging anticline. Mineralization comprises massive to disseminated galena, sphalerite, with lesser pyrite, and tennantite-tetrahedrite in a quartz-carbonate-dolomite matrix.  Silver is present in equal amounts both in galena and tennantite-tetrahedrite.  Vein widths are variable (from <0.1m to >5m) but overall averages indicate a horizontal thickness of approximately 2.7 meters.  The most extensive known Vein occurrence is in Zone 3 where underground development has proven 940 meters of strike length and diamond drilling has indicated a continuance of the vein for a further 1.2 kilometers.  The vein remains open to the north and is expected to continue at depth for a further 4 kilometers.  Evidence of the vein continuing is the vein occurrence at the Rico Showing on surface 4 kilometers north on strike of the vein.  In Zone 3, the vein appears to be a tensional fault feature co-planar to a tight N-S trending fold axis.

At the end of the 930 meter level workings, the main vein dissipates into the mid Road River shales.  Rock competency appears to be a controlling feature governing vein formation.  Consequently, in the upper shales of the Road River and Cadillac Formations the vein is not well developed.  Drilling at depth has indicated a continuance of the vein however little information is available below the 600 meter elevation mark.

Also of note, towards the end of the 930 meter level workings (crosscut 30) are a series of narrow (average 0.5 meter wide) massive sphalerite-tennantite veins striking at approximately 40° to the main Vein trend.  This mineralization is referred to as Vein Stockwork and carries a calculated mineral resource based on underground sampling and limited diamond drilling.  [307,000 tonnes Measured & Indicated:  742,000 tonnes Inferred]  [See Section 3.1.6 Resource Estimate below].    It is proposed that the Stockwork system filled tensional openings formed by primary movement along the Vein fault structure.

Stratabound Sulphides

Stratabound mineralization was discovered in 1992 while drilling to extend Vein resources at depth.  So far indications of Stratabound mineralization have been found by drilling along the trend of the Prairie Creek Vein System over a strike length of more than 3 kilometers.  This type of deposit has so far been located by drill holes in Zones 3, 4, 5 and 6.  Stratabound massive sulphides occur largely within a mottled dolostone unit of the Whittaker Formation close to both the Vein system and the axis of the Prairie Creek anticline.  With additional drill hole information on the structural and stratigraphic setting of the deposit it was proposed that a model along the lines of some of the Irish carbonate hosted lead/zinc deposits (i.e., Lisheen, Galmoy and Silvermines) may be the most appropriate analogy for the Prairie Creek Stratabound deposit.

Stratabound sulphide mineralization has now been identified in three stratigraphic horizons of the Upper Whittaker Formation.  Stratabound mineralization consists of sphalerite-pyrite-galena, totally replacing the host dolostone with little apparent alteration.  Apparent thicknesses of the Stratabound zone of up to 28 meters have been drill intercepted.  Stratabound mineralization is generally fine grained, banded to semi massive, consisting of massive fine grained sphalerite, coarse grained galena and disseminated to massive pyrite.  This type of sulphide mineralization appears to be genetically related to the Vein mineralization, however it is different in its mineralogy and structural setting.

The main drill defined Stratabound deposit occurs 200 meters below the 870 meter level at the minesite.  There are currently no underground workings that intercept Stratabound material.

Mississippi Valley Type Sulphides - MVT

MVT type sulphide mineralization has been located at the Zebra showing, which is the southern most showing in a belt that extends for 10 kilometers to the north of the Main Zone and includes the Zulu, Joe and Samantha showings.  MVT mineralization is comprised of colliform rims of sphalerite, brassy pyrite-marcasite and minor galena with or without later dolomite infilling.  Mineralization is hosted within the Root River Formation.

Mineralization occurs discontinuously at approximately the same stratigraphic horizon along this NNW trend. This sulphide appears to be classic Mississippi Valley Type mineralization occurring in open cavity type settings. This style of mineralization is similar to some of the deposits mined at Pine Point, Northwest Territories.

Since these showings occur in a more remote part of the property and are somewhat lower grade they have not to date been the focus of any major exploration.

3.1.5

Prairie Creek Property Exploration Since 1992

Most of the pre-1992 exploration and development work was focused on Zone 3. The vein, which dips at about 60 degrees east, was examined by drifts on three levels separated by about 60 meters.  The mid level, at 930 meters above sea level, has accessed about 914 meters of vein strike.  The lowest drift, at the level of the Prairie Creek valley near the plant (870 meters above sea level), accesses about 488 meters of vein.  All the existing mine and mill infrastructure on the property is located in the Zone 3 area.

The Issuer started the 1992 Exploration Program with the objective of building a mineable reserve by drilling the down dip extension of the vein deposits in Zone 3. This zone is just one of thirteen lead/zinc/silver mineralized vein showings along the 16 kilometer long structural trend within the Issuer’s property.

The highlight of the 1992 Exploration Program was the discovery, by diamond drilling, of a new Stratabound zinc and lead deposit directly down dip of Zone 3 vein deposit.

The Stratabound deposit discovered by drill hole PC-92-8 lies about 200 meters below the elevation of the concentrator mill plant on surface.  The deposit is cross-cut by the vein structure and is therefore older than the vein deposits. The maximum thickness of the sulphide mineralization intersected was over 24 meters of true width and the mineralization was seen to be consistently within the same stratigraphic horizon. After hole PC-92-8, the focus of the exploration effort in Zone 3 was centered on extending this new deposit

The 1993 drilling program in Zone 3 resulted in a 67% increase during the year in the size of the Stratabound deposit over previously known dimensions.  Holes PC-93-23, 24, 25, 27, and 35 extended the deposit to the southeast by approximately 150 meters.  The deposit remained open in two directions.

In order to test regionally for signs of the same kind of mineralization as the Stratabound deposit in Zone 3, ten holes were drilled sporadically along the structural trend for a distance of approximately 7.2 kilometers south of Zone 3. The host horizon to the mineralization was encountered in every hole and strong evidence for another Stratabound deposit was encountered in Zone 6, approximately 3.2 kilometers south of Zone 3. The intersection here in PC-93-41 could not be followed up because of a seasonal lack of water in the area.

In late 1993 hole PC-93-50 in Zone 3 intersected vein mineralization 167 meters below the underground workings in the northern part of the zone.  This hole indicated that the vein is present and strongly mineralized at this depth and established a large block of untested, prospective, ground within range of the mine infrastructure, both below and to the north of the present underground workings.

The Rico Showing, at the northern end of the main Prairie Creek vein trend, was trenched and a vertically dipping mineralized vein was exposed.  Some additional mineralization was found to the east of the vein which appears to be Stratabound but structurally controlled by shallow dipping faults.

During 1994 a total of 13,265 meters was drilled in 37 holes with the principal focus on Zone 3, but also including Zones 5, 6 and 7.

In 1997 an underground exploration program was carried out in order to complete sampling information from the three levels of workings.  After some rehabilitation of the 870m and 930m underground levels had been completed, a series of 231 chip samples were collected from 294 meters of previously unsampled underground drift development, over a weighted average true width of 1.78 metres, with average grades produced of 17.22% Zn; 15.98% Pb; 329.9 g/tonne Ag and 0.77% Cu. The above assay results and widths represent the main vein structure only; there are significant metal grades on the flanks of this structure and these are expected to contribute additional tonnages to the total deposit. A number of samples were used to verify the results of work carried out by previous operators and these have been confirmed by assay results.  A random selection of the 1997 samples were umpired at a second independent laboratory and these confirmed the accuracy of the initial assays.

During 1999 the Gate 1-4 Mineral Claims were staked covering an area of 3,740 hectares to the west of the main property adjacent to the existing land holdings.   A small exploration program on the newly staked mineral claims consisted of geological mapping, soil and rock sampling over areas that contain similar geology with that of the Prairie Creek property. This exploration resulted in the discovery of a vein in outcrop, with select samples grading similar with that of the main established vein at the Prairie Creek Property.  Also a large zinc soil anomaly was located over favourable geology.

During 2001, the Issuer completed a short diamond drill program, designed to enhance and increase confidence in the existing resource model and to identify areas of higher grade and tonnage, in advance of initial mining.  Five diamond drill holes were completed in the program totaling 1,711 meters of coring. The results of the program were a confirmation of the resource model and identification of significant further potential for this deposit.

The 2001 drill program was successful in identifying an area of significantly increased thickness and grade, referred to as “a thick-high-grade shoot,” in the existing Vein resource.  Additional parallel high-grade veins were also intercepted giving further potential to the identified mineral resource in this area.  This is considered proximal to where initial mining will likely take place and will provide for increased tonnage and grade, in early mining.  This when combined with earlier chip sampling exercises over 240 meter of one of the underground levels, confirm that a series of higher grade shoots exist within the Vein deposit.

During 2004 the Issuer completed a total of 5,963 meters of core drilling in 27 holes.    The 2004 exploration program had three different objectives or targets:  infill drilling; mine site exploration drilling; and northern down dip extensions.  Four holes were drilled within the previously defined vein mineral resource.  The results from these holes were very encouraging, with all holes intersecting significant grade mineralization, and continue to demonstrate the high grade nature of the Prairie Creek deposit.

The drilling in the mine site area explored the limits of the vein system to the south towards the mill site and outside the predefined area of the mineral resource.  A series of eight relatively shallow holes all intersected the host structure with low grades of metal, whilst one hole intersected a vein over a width of 0.7 meters, at a relatively shallow depth of 105 meters.  Three shallow holes drilled in the general mine site area, but outside the known resource, intersected zones of pyrite mineralization, with minor amounts of lead and zinc.

In the same general mine site area, nine holes were drilled targeted at stratabound potential.  Two of these holes intersected massive to semi-massive pyrite zones with minor amounts of zinc and lead at shallow depths about 40 to 50 meters from surface in a geological setting similar to that of the previously discovered stratabound mineralization.

To the north three deep holes were drilled targeted at down-dip vein mineralization. Exceptional grades and thicknesses of vein mineralization were intersected in all three holes.  This northern area comprises part of the previously calculated mineral resource, however, the drill definition within this area is sparse and based on widely spaced holes.   The apparent strength and grade of the vein in the northern down dip extension is considered encouraging.

The 2001 and 2004 exploration results further confirm the Issuer’s understanding of the geological interpretation of the Prairie Creek deposit. The additional information has not materially changed the information in Technical Reports previously filed by the Issuer. This drilling has confirmed the previous geological interpretations, thus increasing the confidence level of the inferred resources within the known Vein and Stratabound bodies of mineralization.

3.1.6.

Resource Estimation

In January 1998, a Resource Estimation was carried out by MRDI Canada, a wholly owned subsidiary of AMEC E&C Services Limited.

The 1998 Historical Resource Estimate was not prepared in accordance with National Instrument 43-101, but in accordance with the JORC  Australasian Code.   The Company is not treating the Historical Resource Estimate as a National Instrument 43-101-defined current resource or reserve verified by a Qualified Person and this Historical Resource Estimate should not be relied upon.

The 1998 Mineral Resource Estimation reflected the impact of step-out exploratory drilling, completed by the Company since acquiring the property, at depth and along strike of the previously known mineral reserve.   The information used in the resource estimate by MRDI was derived from the Issuer's diamond drill hole data, channel sampling from underground development and from a number of the more clearly defined drill logs from previous operators. MRDI staff visited the property site and agreed that the data and interpreted model represents the Prairie Creek Deposit.

The database for compilation incorporated 1,529 sample assays from the Vein (both underground channels and diamond drilling), 39 samples from the stockwork (both underground channels and diamond drilling) and 282 sample assays (drilling only) from the stratabound mineralization.  The silver grades were cut to 600 g/tonne.  Specific gravity laboratory measurements were provided for 231 Vein samples and 22 Stratabound samples.  MRDI completed regression analysis to determine an appropriate function to calculate specific gravity for the remainder of the samples.

The mineral resource was classified into measured, indicated and inferred resources, based upon level of confidence according to the Australasian Code for Reporting Identified Mineral Resources and Ore Reserves, using drilling grid spacing and continuity of mineralization as determined through the geo-statistical review of the data.

The 1998 Historical Resource Estimate was prepared by MRDI under the supervision of Alan Taylor, a Qualified Person for the purposes of National Instrument 43-101.

As a Qualified Person Alan Taylor, Vice-President of Exploration representing Canadian Zinc Corporation,  states that in his opinion the categories of measured, indicated and inferred mineral resources in The Australasian Code for Reporting of Mineral Resources and Ore Reserves published by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy and the Australian Institute of Geoscientists and the Minerals Council of Australia (JORC) used by MRDI are substantially equivalent to the categories of measured, indicated and inferred mineral resources defined in the Canadian Institute of Mining and Metallurgy Standards on Mineral Resources and Reserves – Definitions and Guidelines as incorporated in National Instrument 43-101.

The 1998 Historical Resource Estimate is considered to continue to be relevant to an assessment of the Prairie Creek Property, in part because no recent estimates have been made and, because of the extensive information utilized in making the Estimate, is, subject to the qualifications therein and herein, considered to be reliable.

It should be noted that the 1998 Mineral Resource Estimate is strictly an in-situ mineral resource estimation and further delineation drilling and underground drifting is required in order to raise the confidence level of the resources.

The assessment is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the preliminary assessment will be realized.

A summary report of the MRDI Resources Estimation is contained as an appendix to the Scoping Study, which has been filed on SEDAR and is available under the title Technical Reports filed April 24, 2001

The table below shows this “estimated resource,” contained in Zone 3 only, as calculated by MRDI in the course of their 1998 independent review.  The “resource” grades include all intercepts in a specific area, and has had no blocks removed by a cut off grade.

Prairie Creek (Historical) Resource Estimate			Zone 3 Only. MRDI (January 1998)
Type	Category	Tonnes	Zn%	Pb%	Ag g/t	Cu%
Vein	Measured	542,000	12.5%	13.0%	197.0	0.4%
Vein	Indicated	1,434,000	11.2%	12.8%	190.0	0.4%
Subtotal		1,976,000	11.6%	12.9%	191.9	0.4%
Vein	Inferred	7,412,000	12.7%	11.0%	174.0	0.4%
Stockwork	Measured	79,000	31.1%	15.0%	294.0	0.7%
Stockwork	Indicated	228,000	14.5%	5.6%	134.0	0.4%
Subtotal		307,000	18.8%	8.0%	175.2	0.5%
Stockwork	Inferred	742,000	14.6%	5.0%	145.0	0.4%

Stratabound	Measured	500,000	10.5%	5.4%	51.0	0.0%
Stratabound	Indicated	785,000	10.6%	5.1%	59.0	0.0%
Subtotal		1,285,000	10.6%	5.2%	55.9	0.0%
Stratabound	Inferred	124,000	7.9%	2.7%	26.0	0.0%

Total Resource by Categories
Vein / Stock / Strata	Measured	1,121,000	12.9%	9.8%	138.7	0.2%
Vein / Stock / Strata	Indicated	2,447,000	11.3%	9.7%	142.8	0.3%
Subtotal Measured & Indicated		3,568,000	11.8%	9.7%	141.5	0.3%

Vein / Stock / Strata	Inferred	8,278,000	12.8%	10.3%	169.2	0.4%

The historical estimate is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the preliminary assessment will be realized.

Mineral resources that are not mineral reserves do not have demonstrated economic viability.

3.1.7

Scoping Study

In 2000/2001, the Issuer completed a preliminary Scoping Study designed to outline and guide the re-development of the existing mine and mill on the Prairie Creek Property.

The Study took six months to complete and included metallurgical testwork, mill re-design, alternative mining methods, inclusion of paste backfill in the mine design, capital and operating cost estimates, a review of smelter terms and conditions for the Prairie Creek concentrates and other operating parameters.   In connection with the Scoping Study further metallurgical samples were collected and the mill equipment was reassessed.  The road access corridor, tailings pond and the underground workings were re-examined for future production considerations and capital cost estimates.  The Scoping Study was prepared in house using independent consultants and contractors at a cost of approximately $400,000.

The Study was examined by Micon International Ltd. of Toronto, who confirmed that “all of the elements necessary for a scoping study have been incorporated” by the Issuer and that “the assumptions made within are considered reasonable for a study of this nature”.

The complete Scoping Study has been filed on SEDAR, and may be found under the Company’s profile on SEDAR at www.SEDAR.com  [Technical Reports April 24, 2001] and is incorporated herein by reference.

Discussions with concentrate sales professionals and preliminary discussions with smelters indicate that the Prairie Creek concentrates will be readily saleable, subject to the payment of usual penalties for elevated impurity levels, including mercury, in the vein zinc, lead and copper concentrates.  Cash flows have been prepared taking into account these penalties.  Subsequent work in 2002 has indicated that the zinc concentrate can be smelted using the Sherrit hydrometallurgical process, opening up the market for the concentrates to hydro as well as conventional pyro-metallurgical smelters. A number of upside scenarios exist for the operation, including reduction of penalty levels in the concentrate and further mechanization in the mine to reduce costs.  These alternatives will be examined further during the follow-up feasibility study process and do not form part of the base case.

The Scoping Study assumes that Prairie Creek would be mined at 1500 tonnes per day as a mixture of Vein and Stratabound resources at “average” deposit grades. The Scoping Study demonstrates that a 1,500 tonne per day mining operation could be established at Prairie Creek producing in the order of 95 million pounds of saleable zinc annually over at least 18 years (based on the current estimated combined (measured, indicated and inferred) resource of 11.8 million tonnes grading 12.5% Zinc, 10.1% Lead, 161 g/t Silver and 0.4% Copper). [See Section 3.1.6 Resource Estimate above]

The Scoping Study identified a number of different development and production scenarios.  The operation  utilized the existing mine and mill infrastructure put in place in 1982..  Indicated capital costs for the new operation were estimated in the Scoping Study to be CDN$40.5 million, including the construction of an all weather access road to the site.  These indicated capital costs were estimated in 2000, are preliminary in nature and may not be attained.  The indicated capital costs will be re-estimated in a proposed feasibility study.

The base case financial model in the Scoping Study indicates that the operation at a capital cost of CDN$40.5 million would have a pre-tax and financing IRR of 45.6% and an NPV (at 10% discounted cash flow) of CDN$97.2 million dollars over the first ten years of a minimum 18 year mine life.  The Scoping Study used long term metal prices of US$0.90 per lb Cu, US$0.50 per lb Zn, US$0.25 per lb Pb and US$5.50 per ounce Ag and generally prevailing 2000 smelter treatment charges.  The Canadian dollar was kept constant at US$0.66.   The base case indicated a break-even cash cost of production of US 34.5 cents per pound of saleable zinc after by-product credits, but before financing and taxation.  For every cent the Zn price is over the break-even production cost of US 34.5 cents per pound, pre tax and financing cash flow increases by around US$0.64 million per annum.

All cost figures should be considered order of magnitude estimates and will require verification by more detailed study to convert the Scoping Study into a bankable feasibility study.

It should be noted that the economic assessment in the Scoping Study is preliminary and based, in part, on mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as reserves in accordance with National Instrument 43-101.  Mineral resources that are not mineral reserves do not have demonstrated economic viability.  In addition, the Scoping Study is preliminary in nature, despite the existing underground development and the on-site mill, and the assumptions made within the Scoping Study and its subsequent results may not be attained.

The Issuer is now examining the various alternatives outlined within the Scoping Study and is working towards converting this into a bankable feasibility study.  As part of the full feasibility program, it is the Issuer’s intention to carry out additional delineation drilling and to drive a decline to provide an underground drilling platform and to access resource blocks below the current underground workings and to have the option to carry out a Pilot Plant program within the existing 1,000-ton per day mill.

During 2004 the Company rehabilitated the underground workings in preparation for the planned decline and underground drilling program.  This site development work continued in 2005 when a new water polishing pond was constructed to treat the water discharge from the 870 portal,  the planned decline and also any water discharge from the pilot milling program.    A program of environmental monitoring was also undertaken.

As contemplated in the Type ‘B’ Water Licence issued to the Company in September 2003, the following plans were prepared and have been approved by the Mackenzie Valley Land and Water Board:  Minewater Treatment Contingency Plan; Effluent Treatment Options Plan; Abandonment and Reclamation Plan.  An existing Fuel Spill Contingency Plan was revised and approved.  A Probable Maximum Flood calculation was updated and approved, and flood protection structures and the tank farm facility and associated containment structures were inspected and approved.  A discharge control structure was built on the Catchment Pond.

During 2004 and 2005 metallurgical testing was carried out on the ore from the Prairie Creek Mine.

During 2004 representative bulk samples of vein mineralization were extracted from various locations within the existing underground workings at the Prairie Creek mine.  In addition, diamond drill core samples of stratabound mineralized were also collected from this deeper lying deposit which has not yet been accessed by underground development.  One ore type is representative of the vein mineralization in the upper and lower level of existing developed underground workings.  It is typically high in zinc, silver and lead in a mixture of sulphide and oxide minerals.  The second ore type of stratabound mineralization contains zinc, lead, silver and iron sulphide minerals.

The samples were shipped to SGS Lakefield Research Laboratories at Lakefield, Ontario where a total of 60 bench scale tests were undertaken over six months under the direction of the Company metallurgical consultant.  The samples were first assayed for both sulphide and oxide mineralization   and then combined into composite samples to ensure true representation of the Prairie Creek mineral deposit.

Mineral samples from two separate zones of vein mineralization (Upper and Lower Zones), and including both sulphide and oxide mineralization, and from the stratabound zone, and additional composite samples from all three zones, were tested to develop and optimize the Prairie Creek mill flow sheet.

The batch and locked cycle tests provided extensive analytical information and positive metallurgical results.

The work carried out by the Issuer on the Prairie Creek property since 2001 described above has not materially changed the information in the Scoping Study Technical Report filed in April 2001.

3.1.8

Permitting at Prairie Creek

(a)

Regulatory Framework

At the time of its construction in 1980 - 1982, the Prairie Creek Mine had been fully permitted for full scale mining and milling operations.  Permitting had been undertaken under the regulatory regime of the day, which involved a comprehensive environmental assessment and public review before the Northwest Territories Water Board. A considerable number of technical and baseline studies describing the proposed development and the physical and biological environment were undertaken at that time.

Water Licence N3L3-0932 was issued by the Department of Indian Affairs and Northern Development on July 1, 1982 pursuant to the Northern Inland Waters Act and Regulations, authorizing use of up to 1,150 m3/day and 420,000 m3/year of water from the Prairie Creek Valley Aquifer and setting standards for discharge of process effluent to Prairie Creek.  Land Use Permit N80F249 was issued July 2, 1980 for the road connecting Prairie Creek to the Liard Highway, the first 40 kilometers being permitted for year round use with the remaining 130 kilometers permitted for use in winter months only.  The Land Use Permit was extended in 1981 and again in 1982 to June 1983.  Surface Leases were issued for the minesite area and airstrip.  The Water Licence and Land Use Permit subsequently expired.

In 1998, a totally new regulatory and resource management scheme was introduced in this part of Canada.  During the negotiation of native land claim settlements in the Mackenzie Valley, first with the Dene/Metis in the late 1980’s and then with the Gwich’in and Sahtu Dene/Metis people, the Federal Government agreed to establish a new resources management system through the creation of boards with joint membership which reflects First Nations’ desire to participate more effectively in the regulation of land and water throughout the Mackenzie Valley.

The Mackenzie Valley Resource Management Act (“MVRMA”) or (the “Act”) was enacted in 1998 for a defined area called the “Mackenzie Valley”, which includes the area where the Prairie Creek Mine is situated.  Prior to that, the applicable legislation was the Canadian Environmental Assessment Act, S.C. 1992 c.37. (“CEAA”)  The CEAA no longer applies in the Mackenzie Valley, except under very specific situations.

The MVRMA is a piece of federal legislation that creates an integrated co-management structure for public and private lands and waters throughout the Mackenzie Valley in the Northwest Territories.  The Act was proclaimed December 22, 1998; however, Part IV, which establishes the Mackenzie Valley Land and Water Board, was not proclaimed until March 31, 2000.

The overall legislative scheme of the MVRMA is designed to implement the Gwich’in and the Sahtu Land Claim Settlement Agreements (collectively the “Comprehensive Agreements”) by providing for an integrated system of land and water management in the Mackenzie Valley.  Under the Comprehensive Agreements, Land Use Planning Boards and Land and Water Boards must be established for the settlement areas referred to in those Agreements.  In addition, an Environmental Impact Review Board must be established for the Mackenzie Valley along with a Land and Water Board for an area extending beyond the settlement areas.

The Act established public boards to regulate the use of land and water, to prepare regional land use plans to guide development, and to carry out environmental assessment and reviews of proposed projects in the Mackenzie Valley.  The Act also makes provisions for monitoring cumulative impacts on the environment, and for periodic, independent environmental audits.

As institutions of public government, the Boards regulate all uses of land and water while considering the economic, social and cultural well-being of residents and communities in the Mackenzie Valley.  These Boards are charged with regulating all land and water uses, including deposits of waste, in the areas in the Mackenzie Valley under their jurisdiction.

The MVRMA ensures a greater role for Aboriginal people in land use planning, environmental assessment, and the regulation of land and water use.  As stated in the MVRMA, "the purpose of the establishment of boards by this Act is to enable residents of the Mackenzie Valley to participate in the management of its resources for the benefit of the residents and of other Canadians." (Section 9.1. MVRMA).   To reflect the desire of First Nations to be more actively involved in resource management decision-making, half the members of each Board will be nominated by First Nations, and half by the Federal and Territorial governments.  Public boards are formed through nominations.  Under the land claims agreements, First Nations are entitled to nominate one-half of the members of the board, reflecting the board’s jurisdiction over all lands including First Nation settlement lands.  The Federal Government, Territorial Government and First Nations can each nominate at their own discretion.

The Act also anticipates amendments to accommodate new land settlements and self-governments as they are finalized.  As land claims are settled, the Act provides for additional regional boards to be established in the Deh Cho, North Slave and South Slave regions.  The Deh Cho area is not settled.  Prior to additional regional boards being established, First Nations in the Deh Cho region were asked to participate in the new system by recommending members to the Mackenzie Valley Environmental Impact Review Board and the Mackenzie Valley Land and Water Board.

Under the MVRMA, public boards are responsible for:

•

preparing regional land use plans to guide the development and use of land, waters and other resources; [Land Use Planning Board]

•

regulating all uses of land and water; [Mackenzie Valley Land and Water Board (MVLWB)]; and

•

carrying out the environmental assessment and review process [Mackenzie Valley Environmental Impact Review Board (MVEIRB)].

Consultation is the cornerstone of the MVRMA.  Public boards under the Act have established their own consultation guidelines.

Each board has its own specific jurisdiction.

The Land Use Planning Board develops and implements a land use plan for the respective settlement areas in the Mackenzie Valley.

Land and water boards issue land use permits and water licences under the Mackenzie Valley Land Use Regulations and the Northwest Territories Waters Act and Regulations, within the Mackenzie Valley.

The Mackenzie Valley Environmental Impact Review Board (MVEIRB) is responsible for environmental impact review and assessment at a valley-wide level, including the Sahtu and Gwich’in settlement areas.

The public boards perform regulatory functions, such as permitting and licensing, and conducting environmental reviews, previously undertaken by the Department of Indian Affairs and Northern Development (DIAND) and the NWT Water Board.  Inspection and enforcement continue to be the responsibility of DIAND.

After consultation with the Land and Water Board, the Minister of DIAND may give written policy direction to the Board with respect to the exercise of any of its functions.  The Minister also approves the issuance of Type 'A' water licences.  Regarding a Type 'A' water licence, the Minister may attach terms and conditions such as provision for a security deposit, a requirement for water quality and quantity measurements, and a requirement for abandonment and restoration plans.

DIAND controls, manages and administers all Crown lands in the Mackenzie Valley under the authority of the Territorial Lands Act, and the Federal Real Property Act. Aside from managing Crown lands and waters, DIAND is still responsible for the administration, inspection and enforcement requirements associated with renewable, non-renewable and environmental legislation.  This includes the Mackenzie Valley Resource Management Act, the Northwest Territories Waters Act, and the Federal Real Property Act.

DIAND inspectors are responsible for ensuring compliance with legislation, regulations and the terms and conditions that are part of permits and licences issued by the Land and Water Boards.  These responsibilities are exercised by DIAND under the authority of the Territorial Lands Regulations, Territorial Quarry Regulations, Canada Mining Regulations and the Federal Property Regulations.

Under the Northwest Territories Waters Act, S.C. 1992, (C.29) (Waters Act) no person can use water or deposit waste in specific areas in the Northwest Territories without a licence to do so,   S 8 and 9.  Section 102 of the MVRMA provides that it is the Mackenzie Valley Land and Water Board (“MVLWB”) which has the jurisdiction with respect of all uses of water and deposits of waste in the area for which a licence is required under the Waters Act.   The MVLWB may issue, amend, renew and cancel licences in accordance with the Waters Act and exercise any other power of the Northwest Territories Water Board under the Waters Act.

The stated objective of the MVLWB is to "regulate the use of land and waters and the deposit of waste so as to provide for the conservation, development and utilization of land and water resources in a manner that will provide optimum benefit to the residents of the settlement areas and of the Mackenzie Valley and to all Canadians."   The MVLWB’s main function which is relevant to the Issuer, is to issue land use permits and water licences on land in unsettled land claim areas in the Mackenzie Valley, inclusive of the Deh Cho area.

(b)

Permitting Process

All applications for a land use permit or a water licence in relation to a development in the Mackenzie Valley are made to the Water Board or one of its regional boards, as determined by the location of the development.  In the case of Prairie Creek, being located within the Deh Cho First Nations territory, for which a land claim settlement agreement has not as yet been reached, applications are processed by the Mackenzie Valley Land and Water Board (MVLWB).

There are three stages in the environmental impact assessment process in the Mackenzie Valley: preliminary screening, environmental assessment and environmental impact review.  Not all developments will necessarily go through each of the three stages.  All projects undergo a preliminary screening, after which it is decided whether a project must proceed to a full environmental assessment or go straight to the regulatory phase.

The environmental impact assessment process is triggered by an application to the MVLWB for a water licence.  The application requires the inclusion of certain baseline and other technical information to allow them to be appropriately assessed and processed.  Information provided with an application is used for undertaking a preliminary screening and for regulatory review of the application.

Preliminary screening is the first step in the environmental impact assessment process. Preliminary screening applications are done by the Land and Water Board.  It is during the preliminary screening that the Board determines whether there is any public concern related to a proposed project or if it might have significant adverse environmental impacts.

During the preliminary screening, a systematic approach is taken to documenting the potential environmental effects of a proposed project.  Next, the Board determines whether these effects need to be eliminated or minimized and, if so, how the project plan should be modified.  In the end, the Board makes a recommendation on the need for further assessment.

The legislation requires that the MVLWB conduct a pre-screening of a proposal for development (s.124).  Where the MVLWB determines that the development might have a significant adverse impact on the environment, or might be a cause of public concern, the MVLWB refers the proposal to the Mackenzie Valley Environmental Impact Review Board (MVEIRB) for an environmental assessment (s.125).

Environmental assessment is the second stage of the environmental impact assessment process.  Projects may be referred to the Mackenzie Valley Environmental Impact Review Board (MVEIRB) by the Water Board (the preliminary screener), some other government department or agency, the First Nation qualified to make a referral, or on the Mackenzie Valley Environmental Impact Review Board’s own motion.

The MVEIRB is responsible for the environmental impact assessment process throughout the Mackenzie Valley.  It is the main instrument for environmental assessment and review, replacing the CEAA in the Mackenzie Valley except under specific instances.

The MVEIRB:

•

Conducts environmental assessments;

•

Conducts environmental impact reviews;

•

Maintains a public registry of all preliminary screenings conducted by Regulatory Authorities; and

•

Makes recommendations to the Minister of DIAND (Indian Affairs and Northern Development) for rejection or approval of any proposal.

Once a development proposal is referred to the Mackenzie Valley Environmental Impact Review Board for an environmental assessment, notices are placed in northern newspapers.  The next step is for the developer to submit a “project description” to the Review Board.  The project description describes what the developer plans to do and how it will be carried out.  The MVEIRB develops a work plan and terms of reference in order to conduct the Environmental Assessment.

The public has an opportunity to comment on the project and identify issues which may require consideration. Public information submitted to the Review Board throughout this process, including the project description, and all technical and public submissions, are placed on a public registry.

The Review Board has guidelines for how they conduct environmental assessments.  These guidelines provide information for submissions to the Review Board, including timelines and opportunities to present information at any public hearings that may be held.  The environmental impact assessment process has several points where the local government and other stakeholders can contribute to and affect the regulatory process.  There will also be occasions where the local government will be asked to comment on a proposed development.

The environmental assessment process looks at the same factors considered in the preliminary screening, as well as addressing potential cumulative effects, socio-cultural considerations and alternate means of carrying out the project that are technically and economically feasible and the potential environmental effects of such alternate means.  If the Mackenzie Valley Environmental Impact Review Board determines there will be significant adverse environmental impact from a project, it has the choice of referring the development to an environmental impact public review before a panel.  The Review Board may also recommend measures to prevent or mitigate these impacts.

The environmental impact review (EIR) stage is a detailed analysis and public review.  This is normally reserved for development projects where the environmental impact may be significant and could include public hearings in affected communities.   An environmental impact review is conducted by a panel consisting of members of the Mackenzie Valley Environmental Impact Review Board, as well as any expert members they may appoint.  The panel is required to issue terms of reference and the applicant must submit an impact statement.  There must be public notification of the submission of the impact statement, and public consultation or hearings in communities which may be affected by the development.  The panel conducts an analysis of the information received.

Upon completing the assessment, the MVEIRB submits its Environmental Assessment Report (EAR) to the Federal Minister of Indian Affairs and Northern Development who is responsible for distributing the EAR to other Ministers with jurisdiction over the proposed development.  (s.128).

The Minister of DIAND, along with the other Responsible Ministers, is required to make a decision on the EA report.  The Minister may adopt the recommendations of the Mackenzie Valley Environmental Impact Review Board, refer the report back to the Review Board for further consideration (s.130)  or reject the Report and order further environmental impact review. Once the recommendations contained in the EAR are adopted by the Minister, and the other responsible Ministers, those recommendations are to be included by the MVLWB as conditions of any water licence or Land Use Permit that it issues for that proposed development (s.62).

When finally adopted by the Minister the application is sent to MVLWB for issuance of permits and licences by the MVLWB in the regulatory phase.  The regulatory phase is the process of issuing regulatory authorizations once the development is approved through the environmental assessment process. The authorizations include terms and conditions which reflect the recommendations approved during the EA process, as well as other standard conditions for carrying out development.

Decisions of the Mackenzie Valley Land and Water Board are subject to review by the Supreme Court of the Northwest Territories.

(c)

“Grandfather” Provisions

Part 5 of the Mackenzie Valley Resource Management Act, S.C. 1998, C.25 requires that any “proposals for development” comply with environmental assessment process consisting of a preliminary screening by the regulatory authority and, if applicable, an environmental assessment and an environmental impact review by the Mackenzie Valley Environmental Impact Review Board.

However, Section 157.1 of the Act provides that Part 5 does not apply in respect of any licence, permit or other authorization related to an undertaking that is the subject of a licence or a permit issued before June 22, 1984, except the licence, permit, or other authorization for an abandonment, decommissioning or other significant alteration of the project.

Section 157.1 of the Act has been considered by the Court of Appeal of the Northwest Territories in the case  North American Tungsten Corporation Ltd. V Mackenzie Valley Land and Water Board (2003 NWTCA5).  In that case the Court said (at paragraphs 24 to 27):

“24   However, both the Comprehensive Agreements and the MVRMA  also clearly recognize that a full scale environmental review will not be appropriate in respect of certain existing permits, projects and licences.  Instead, both reflect some grandfathering of existing developments is required to balance competing interests.  Those interests include the legitimate goal of protecting land and water resources in the Mackenzie Valley for the benefit of its citizens, on the one hand, while, at the same time, exempting from the full force of the new environmental legislation undertakings developed under an earlier legislative regime. For example, the Comprehensive Agreements explicitly protect certain mineral interests, and arguably the rights associated therewith, in existence as of the date of the settlement legislation.”

“25   This respect for vested interests is reflected in the MVRMA.  Part 7 contains a number of transitional provisions designed to preserve and protect the existing rights and interests.  For example, Section 151 provides that certain existing permits continue in effect despite the implementation of the new legislation.  Section 152 protects all existing rights to the use of any lands under any lease, easement, or other interest granted under any territorial law, again despite what would otherwise have been the impact of the new legislation on such interests….”

“26     Further confirmation that Parliament did not intend the MVRMA to interfere with existing rights can be seen in the fact that even pending applications for permits and licences are to be dealt with under the prior applicable legislation and not under the MVRMA….”

“27   These provisions collectively reflect that Parliament did not intend to impose an entirely new environmental review process on every project in the Mackenzie Valley irrespective of the status of that project at the time the MVRMA came into effect.  Instead, the MVRMA grandfathered certain projects and provided that others yet would be dealt with under prior applicable legislation.  In interpreting Section 157.1 therefore, one must recognize that it is designed to grandfather certain undertakings which predate June 22, 1984.  Accordingly, this section must be interpreted in a manner which best comports with its intended purpose.”

The Prairie Creek Project was the subject of both a Water Licence and Land Use Permit issued prior to June 22, 1984.

In May 2003, the Company applied to the MVLWB for a Land Use Permit for use of the existing road from the Liard Highway to the Prairie Creek Mine.  The Company submitted that this development is exempt from the Environmental Assessment process by virtue of Section 157.1 of the Act.  The Company’s argument was rejected by the Water Board on June 1, 2004 and the Company filed an Appeal to the Supreme Court of the Northwest Territories seeking judicial review of the decision of the Water Board.  The Appeal was heard by the Supreme Court in December 2004.

In a written decision dated May 6, 2005 in the case Canadian Zinc Corporation v Mackenzie Valley Land and Water Board (SCNWT S-0001-CV2004) the Supreme Court of the Northwest Territories ruled in favour of the Company that its Winter Road permit application is “grandfathered” and is therefore exempt from the environmental assessment process under the Mackenzie Valley Resource Management Act (“MVRMA”).

The Supreme Court quoted with approval, the earlier 2003 decision of the Northwest Territories Court of Appeal in the case North American Tungsten Corp. Ltd. v Mackenzie Valley Land and Water Board.   The Supreme Court found:

 “The reasoning in Tungsten appears to apply squarely to the circumstances of CZC’s (Canadian Zinc Corporation’s) permit application.  The Court (of Appeal) referred to the legislative intention that projects which predate June 22, 1984 are to be subjected to a full scale environmental assessment only if they depart significantly from their approved mode of operation and engage in decommissioning, abandonment or significant alteration of the project.  The project, in this case, the operation of the winter access road, predates June 22, 1984.  As found by the (Water) Board, the permit sought by CZC (Canadian Zinc) is not based on any intentions to significantly alter that project or to abandon or decommission it”.

In its decision the Supreme Court said that the permit sought by Canadian Zinc is related to the operation of the winter access road, a permit in respect of that same undertaking had been issued before 1984, and therefore the exemption provided in Section 157.1 of the MVRMA governs and a Part 5 assessment does not apply.

(d)

Recent Permitting History at Prairie Creek

In 1992 the Company was granted an Exploration Land Use Permit by the Minister of Indian Affairs and Northern Development under the Territorial Lands Act.  Further baseline studies were undertaken in 1994 in support of planned re-development and permitting activity at that time. A permit application was screened in 1995 as a Level 1 screening pursuant to the Canadian Environmental Assessment Act (CEAA) and it was determined that that project could proceed as it was not likely to cause significant adverse effects pursuant to section 20(1)(a) of the CEAA.   A new Exploration Land Use Permit N95F346 was issued by the Minister in 1995 under the Territorial Lands Act, which included use of a portion of the winter road.

In 1995 environmental and geotechnical studies were carried out to facilitate the preproduction permitting process.  A project description report was compiled by Rescan Environmental Ltd. and filed with the Northwest Territories Regional Environmental Review Committee (RERC).  This report contains details of all the environmental work completed at the Prairie Creek Property.  The report was filed to elicit terms of reference for an initial environmental evaluation report.  A Land Use Permit Application for upgrading the access road to an all-weather road was also filed with the appropriate government agency.  While the re-permitting process was subsequently discontinued in 1995, these studies represent a significant contribution to the information database in support the Prairie Creek Project.

The Mackenzie Valley Land and Water Board (MVLWB) was created on March 31, 2000.  The MVLWB and its associated regional boards took over regulatory functions previously performed by the DIAND, the Northwest Territories Water Board, and the Government of the Northwest Territory’s Department of Municipal and Community Affairs on Commissioner’s Lands.

The Company initiated preliminary discussions with the new MVLWB and regulatory authorities in Yellowknife in August, 2000 with respect to re-development and re-permitting of the Prairie Creek Mine.  A follow up presentation was made to the Governmental Mineral Development Advisory Group (MDAG) in November 2000 to elicit specific feedback from each of the regulatory agencies on the information requirements necessary for them to fulfill their roles in review of an environmental impact report to be submitted in support of applications for permits and licences authorizing full production from the Prairie Creek mine.

Since August 2000, Prairie Creek has undergone six Environmental Assessments by the MVEIRB and has received three separate Land Use Permits and a Water Licence to carry out exploration at the Prairie Creek Mine and in the immediately surrounding area, through the new Mackenzie Valley Resource Management Process.

(e)

Land Use Permit – Phase 1 Exploration

Canadian Zinc applied to MVLWB on July 28, 2000  for a Land Use Permit (MV2000C0030) to carry out a  seven drill hole program  and to access the Sundog (or CAT) Camp located along the winter road to retrieve fuel and clean up the camp area, which work was planned for the fall of 2000.  On October 4, 2000 MVLWB referred the application to the Mackenzie Valley Environmental Impact Review Board for environmental assessment.  The application was then split into separate LUP applications with specific reference to the drilling program and the Cat Camp clean-up.

Following environmental assessment, a LUP was issued by MVLWB on June 14, 2001 which permitted the seven drill hole program (MV2000C0030A).

(f)

Sundog (Cat) Camp – Clean Up Permit

On May 9, 2001, the Review Board issued  its Report to the Minister recommending that the Cat Camp permit be approved but that the work be done in winter 2001/2002.  Canadian Zinc preferred to do it in the summer season when the Prairie Creek camp was open and there would be easier access.  In June 2001 Environment Canada issued a direction to DIAND to take steps to prevent the deposit of petroleum products at Cat Camp into the surrounding environment.  In March 2002 DIAND flew in and incinerated the fuel.  On June 17, 2002,  three months after the fuel was incinerated, the Minister of Indian Affairs and Northern Development referred the Environmental Assessment Report back to the Review Board for further consideration, pointing out that it was no longer possible to carry out the proposed development work as there was no longer any fuel to be retrieved.  In July 2002 the Review Board dismissed the proceeding.

(g)

Land Use Permit – Phase 2 Exploration

On March 5, 2001, the Company submitted a Land Use Permit application for a Phase 2 Exploration Drilling Program and this application was also referred for Environmental Assessment.  After Environmental Assessment by the Review Board, on November 30, 2001 the Water Board issued Land Use Permit MV2001C0022A, valid for a period of five years, authorizing the drilling of up to 60 exploration holes on the Zone 3 Mining Lease and within 1000 meters of the Prairie Creek mine.

(h)

Water Licence and Land Use Permit – Underground Development

The Company applied to the Mackenzie Valley Land and Water Board on March 5, 2001 for  Type ‘B” water licence and a Land Use Permit (MV2001L2-0003) for underground decline development and metallurgical pilot plant operation planned for the Prairie Creek minesite.  The application was distributed to government agencies, First Nations, communities and other organizations in order for the MVLWB to conduct a preliminary screening as required by Part 5 of the Mackenzie Valley Resource Management Act.

However in April 2001, both the Parks Canada Agency and Pehdzeh Ki First Nation referred the proposal to the Mackenzie Valley Environmental Impact Review Board for Environmental Assessment (EA) pursuant to section 126(2) of the MVRMA.  The referral to EA occurred prior to the Water Board’s completion of its preliminary screening of the proposed development.

The environmental assessment was conducted throughout 2001 and into 2002.  The MVEIRB submitted its Report of Environmental Assessment (EA Report) on February 5, 2002 to the Minister of Indian Affairs and Northern Development.  On September 3, 2002, the Minister requested that, as per section 130(1)(b)(i) of the MVRMA, the MVEIRB was to give further consideration to unresolved issues in the EA Report relating to the tailings containment area and water treatment in general.

Following further assessment the MVEIRB submitted its Reasons for Decision on April 4, 2003, outlining recommended revisions and additions to the recommendations in its February 5, 2002 EA Report.  On June 16, 2003, the Minister approved the Reasons for Decision and directed the MVLWB to proceed with the licensing process.

On September 10, 2003 the Water Board approved the issue of Water Licence MV2001L2-0003, and the Land Use Permit MV2001C0023 subject to the conditions set out therein.  The Water Licence contains the terms and conditions that the Board felt necessary to protect the environment, conserve the water resources of the Prairie Creek watershed and provide appropriate safeguards in respect of the Company’s use of waters and deposit of wastes.

On October 10, 2003 an appeal to the Federal Court was filed by the Nahanni Butte Dene Band, Pehdzeh Ki  First Nation and the Deh Cho First Nations against the Mackenzie Valley Land and Water Board and the Company seeking Judicial Review of the decision of the Water Board to issue the Water Licence to the Company.  The Applicants’ grounds were that the Water Board issued the Water Licence without including certain conditions included in the recommendations of the MVEIRB and in the Minister’s approval, and that the Water Board failed to provide the Applicants with adequate consultation throughout the Licence process.  Subsequently both the Attorney General of Canada, representing the Minister of Indian Affairs and Northern Development and the Canadian Parks and Wilderness Society, represented by the Sierra Legal Defense Fund, applied to the Federal Court to be joined as Intervenors in this Appeal.

The Judicial Review hearing was heard by the Court in August 2005.  The Lawyers representing the First Nations had argued that the Water Board had exceeded its jurisdiction in issuing the Water Licence without including certain conditions on water treatment which had been recommended by the Mackenzie Valley Environmental Impact Review Board and approved by the Minister, and that the Water Board had failed to observe the principles of natural justice.

In December 2005 the Court issued its Judgment directing the Water Board to reissue the Water Licence with the inclusion of additional language which had been agreed between the Company and the Minister of Indian Affairs and Northern Development.  On February 6, 2006 the Water Board reissued the Water Licence incorporating the wording as per the Order of the Federal Court of Canada.

As contemplated in the Water Licence, the following plans were prepared and have been approved by the Water Board:  Minewater Treatment Contingency Plan; Effluent Treatment Options Plan.  An existing Fuel Spill Contingency Plan was revised and approved.  A Probable Maximum Flood calculation was updated and approved, and flood protection structures and the tank farm facility and associated containment structures were inspected and approved.

(i)

Land Use Permit – Winter Road

In May 2003, the Company applied to the MVLWB for a Land Use Permit for use of the existing winter road from the Liard Highway to the Prairie Creek Mine.  The Company has argued that this application is exempt from the Environmental Assessment process by virtue of Section 157.1 of the Act. [See 3.1.8(c) “Grandfather” Provisions]  The Company’s argument was rejected by the Water Board on June 1, 2004.  The Company filed an Appeal to the Supreme Court of the Northwest Territories seeking judicial review of the decision of the Water Board. The Appeal was heard by the Supreme Court in December 2004.

In a written decision dated May 6, 2005 in the case Canadian Zinc Corporation v Mackenzie Valley Land and Water Board (SCNWT S-0001-CV2004) the Supreme Court of the Northwest Territories ruled in favour of the Company that its Winter Road permit application is “grandfathered” and is therefore exempt from the environmental assessment process under the Mackenzie Valley Resource Management Act (“MVRMA”).

In its decision the Supreme Court said that the permit sought by Canadian Zinc is related to the operation of the winter access road, a permit in respect of that same undertaking had been issued before 1984, and therefore the exemption provided in Section 157.1 of the MVRMA governs and a Part 5 assessment does not apply.

This application for a Land Use Permit for the road is still being processed by the Water Board.  The Nahanni Butte Dene Band has written to the Water Board asserting infringement of Aboriginal rights and inadequate consultation.   The issue has been referred to the Department of Indian Affairs and Northern Development which is conducting a preliminary assessment.

(j)

Land Use Permit – Phase 3 Exploration

In April 2004, Canadian Zinc applied to the Mackenzie Valley Land and Water Board for an amendment to its previously approved Land Use Permit (“LUP”) MV2001C0022A allowing a 60 hole mineral exploration program within 1,000 meters of the Prairie Creek Mine site facility.  The amendment was submitted in order to obtain permission to drill anywhere on the extensive mineral leases and claims held by Canadian Zinc at the Prairie Creek property the Phase 3 Drilling Program.  Following a Preliminary Screening in June 2004, the Water Board referred the proposed development for Environmental Assessment to the Mackenzie Valley Environmental Impact Review Board citing “public concern about the cumulative effects of this project on the South Nahanni Watershed”.

A detailed Environmental Assessment was carried out throughout 2005.

Five government agencies, two first nations and one non-governmental organization (CPAWS) participated in the Environmental Assessment, which continued over a period of about eighteen months.  Canadian Zinc submitted a Detailed Development Description dated December 2004.  The Review Board issued its Terms of Reference in April 2005 and held scoping sessions (public meetings) during March and April 2005 in the NWT communities of Fort Liard, Fort Simpson and Wrigley, NT.  Canadian Zinc submitted its Developer’s Assessment Report in May 2005 and Technical Reports were submitted by the end of August 2005.  Finally a Public Hearing was held in Fort Simpson NT on October 6, 2005.

The Mackenzie Valley Environmental Impact Review Board completed its Report of Environmental Assessment and submitted the Report to the Minister of Indian and Northern Affairs Canada on December 23, 2005.

The Review Board has concluded that, with the implementation of the commitments made by Canadian Zinc and three mitigation measures recommended in the Report, the proposed development is not likely to have a significant adverse impact on the environment or be cause for significant public concern.  The Review Board recommended to the Minister that this development proceed to the regulatory phase of approvals.

The Review Board examined the Public Record for evidence of possible significant adverse impact on the environment, for evidence of cumulative effects from the development in combination with other past, present and reasonably foreseeable future developments, and for evidence of public concern.

The Review Board found that significant adverse cumulative impacts on the environment can be prevented with adequate environmental management.  The Review Board also found that the proposed development is not likely to be cause for significant public concern as long as all of the Company’s commitments and all of the measures recommended by the Review Board are implemented.

The Review Board concluded that some public concern over cumulative effects on the Nahanni watershed exists but that this concern would be greatly diminished if the public had assurance that the Company’s commitments, and the additional mitigation measures recommended by the Review Board, would be effectively implemented.  The Review Board found that there would not be a concern if the public is kept up-to-date about the environmental protection measures Canadian Zinc will be using.  “The best way for the public to receive this assurance is through an independent community environmental monitor who reports back to the effected communities”.

“The Review Board is of the view that the full responsibility for monitoring, evaluation and management should not necessarily rest on the Company alone.  Expert agencies of government, such as Department of Indian Affairs and Northern Development, Environment Canada, Department of Fisheries and Oceans, and Government of the Northwest Territories, should be involved co-operatively in the design of this comprehensive monitoring program”.

The Review Board noted that incremental development in the Prairie Creek area is likely to continue and is likely to increase rather than decrease in the foreseeable future.  There has already been considerable development in the Prairie Creek watershed and development is likely to increase.  On the other hand, all present and reasonable foreseeable future developments are by the same developer, are in close proximity, and are operated, if not as one development, in a co-ordinated and overlapping fashion.  This provides Canadian Zinc with an opportunity to effectively manage cumulative effects through responsible environmental management of its activities in each of the developments in the area.

The Review Board recommended approval of the proposed development subject to three mitigation measures.  The measures are the actions necessary, in the opinion of the Review Board, to prevent or mitigate adverse impacts on the environment.  The three measures recommended by the Review Board are:

Government and regulatory authorities are to ensure that all drill waste is disposed of in a manner that does not allow any harmful substance to enter surface waters.

Canadian Zinc shall take every reasonable effort to employ a local person, selected in consultation with the Dehcho First Nations, as community environmental monitor, who will independently report back to the Dehcho First Nations.

DIAND shall ensure that a comprehensive program to monitor cumulative impacts on fish, wildlife, vegetation and water quality is implemented.

In February 2006 the Minister of Indian Affairs and Northern Development and on behalf of the Responsible Ministers with jurisdiction (Environment and Natural Resources, Government of the Northwest Territories, Fisheries and Oceans, and the Minister of the Environment on behalf of Environment Canada and Parks Canada) approved the report of the Review Board and the application has been referred to the Water  Board to fix the terms and conditions of the Licence.

(k)

Permit Delays

Since August 2000 Canadian Zinc has been working on moving the Prairie Creek Project through the permitting process. The Mackenzie Valley resource management and permitting process is very cumbersome, slow and political, and to date has caused extreme delays to the Company in its efforts develop the Prairie Creek Property.  Various permit applications have been the subject of six separate environmental assessments.  Three Land Use Permits and a Water Licence have been issued to the Company since 2001, whilst two appeals for judicial review have been made to the Courts, in both of which the Company has prevailed.  Two applications for Land Use Permits, (Road and Phase 3 Drill Program) are still pending before the Water Board.  The Company intends to submit an application for a Type “A” Water Licence for the operation of the Prairie Creek Mine during 2006. It is estimated the remaining permitting work will take around two years and cost between $3 and $5 million, depending on the level of environmental review and assessment work required to be carried out.

3.1.9

Environmental Matters

Nahanni National Park Reserve

The Prairie Creek Mine, located adjacent to Prairie Creek, is within the watershed of the South Nahanni River, 32 kilometers upstream of the point where Prairie Creek crosses the boundary of the Nahanni National Park Reserve and 48 kilometers upstream of the point where Prairie Creek joins the South Nahanni River.  The confluence of Prairie Creek and the South Nahanni River is  65  kilometers upstream of the point where the South Nahanni River leaves the Nahanni National Park Reserve crossing its downstream boundary.

 The South Nahanni River is 500 kilometers in length of which 300 kilometers are contained within the Nahanni National Park Reserve.  The watershed of the South Nahanni River is 37,000 km2, of which 4,766 km2 are contained within the Nahanni National Park Reserve.  The watershed of Prairie Creek above the minesite is 495 km2, or less than 2% of South Nahanni watershed.  In accordance with the relative sizes of their respective watersheds, water flow in the South Nahanni averages 75 times that of Prairie Creek and ranges from 50 to 180 times as much.

 The South Nahanni is highly valued as a wilderness recreation river and is used for canoeing trips during the summer months.  These wilderness adventure tours are supported by a number of outfitting companies from as far away as Ontario.

The Nahanni National Park Reserve was created in 1972, following a canoe trip down the river by then Prime Minister Pierre Elliot Trudeau, specifically for the purpose of setting aside the South Nahanni River for wilderness recreational purposes.  Exploration activity at Prairie Creek had been ongoing for many years prior to 1972 and underground development was well advanced at that point in time.

Parliament formally established Nahanni National Park Reserve of Canada in 1972, legally protecting it as Canada’s 26th National Park under the Canada National Parks Act.  It was established as a National Park Reserve in view of the fact that there were outstanding land claims in the area.  It will only become a fully fledged National Park once an agreement has been reached with the Deh Cho First Nations.

Nahanni National Park Reserve is considered to be of global significance.  In 1978, it was the first area added by UNESCO to its list of world heritage sites.  There are only 13 sites in Canada designated as World Heritage Sites, eight of them being National Parks.  Nahanni received this designation because of the geological processes and natural phenomena in the area.  In UNESCO’s view, Nahanni is special because it is an unexploited natural area.  The presence in this area of three river canyons cutting at right angles to the mountain ranges, with walls of up to 1,000 meters high, Virgina Falls which falls over 90 meters, hot springs, sink holes and karst topography are considered a special combination.

In considering and approving the nomination of Nahanni National Park Reserve for World Heritage Status, the World Heritage Committee stated that “it would be desirable to incorporate the entire upstream watershed in the World Heritage Site”. In 1977, the Minister responsible for Parks Canada directed Parks Canada to examine the possibility of expanding Nahanni National Park Reserve to include more of the head waters of the South Nahanni and the karst terrain.  Several studies were conducted to assess this potential.

Parks Canada has been on record since 1984 as wishing to expand the boundaries of Nahanni National Park Reserve to make it more representative of the Mackenzie Mountains natural region and to improve its ecological integrity.  Expansion of Nahanni is a goal under the Federal Government’s October 2002 Action Plan to Protect Canada’s Natural Heritage, which called for the creation of ten new National Parks and five new National Marine Conservation Areas and the expansion of three existing National Parks.

Parks Canada’s primary concern is the protection of the ecological integrity of the entire Nahanni watershed.  The goal is to achieve an expanded park boundary that will protect the key features of Nahanni including protection of the wilderness watershed, protection of special features, sustainable wildlife populations and the continuation of traditional substance harvesting.

The Government of Canada is committed to expanding the boundaries of the Nahanni National Park Reserve through due process which includes mineral assessment, public consultations and reaching co-operative management arrangements with First Nations. It is understood that the expansion will proceed only through the Deh Cho Process. [See “First Nations” below]

The 1987 Nahanni National Park Reserve Management Plan identified three Boundary Candidate Areas for Potential Park Reserve Boundary Expansion.  The Plan notes that these are not final boundary proposals, but areas of high value within which Parks Canada may seek boundary adjustments.  It is not known by the Company what criteria were utilized in selecting the three candidate areas.

The three areas are: the Tlogotsho Plateau, Ragged Range and the Nahanni  Karst Region north of the first canyon.  None of these regions includes the areas near or around the Prairie Creek Mine.  One of the areas,  the “Nahanni Karst”, overlaps along its northern boundary, with parts of the existing winter road including from approximately Km 32 to Km 35 and Km 49 to Km 86.  These areas are outside the South Nahanni River watershed within the north flowing watersheds of the Tetcela and Ram Rivers.

As part of the Deh Cho Process, The Naha Dehé Consensus Team (“NDCT”), consisting of representatives from Deh Cho First Nations and Parks Canada reviewed the 1987 Park Management Plan, and the 1994 Management Plan Amendments.

In November 2001, at the invitation of the Deh Cho Process, Parks Canada tabled information on areas of high conservation value around Nahanni National Park Reserve for possible inclusion in the expanded Park.  Through the Deh Cho Process, a proposal to “withdraw” from development a considerable portion of the South Nahanni River watershed received favourable review by both Canada and the Deh Cho First Nations.  These areas, along with other proposed conservation lands and development zones, were reviewed by the Deh Cho Land Working Group and were included within the Interim Land Withdrawal area.  This land was withdrawn by Order in Council dated August 13, 2003 and results in the lands surrounding Nahanni National Park Reserve being withdrawn from the possibility of new development.  Existing interests including mining will be allowed to continue according to their permits, but new activities will not be allowed.  [See section “First Nations” below].

As part of the Deh Cho Process Parks Canada has entered into a Memorandum of Understanding with Deh Cho First Nations with regard to the expansion of Nahanni National Park Reserve.   In addition to this, the NDCT has developed an Interim Park Management Arrangement (IPMA).  As prescribed in the Interim Measures Agreement, the IPMA guides the management of Nahanni National Park Reserve during this interim period until the Deh Cho Process is finalized.  [See  section “First Nations” below].

The Mineral and Energy Resources Assessment  process (MERA) was established by the Federal Government in the 1980’s as a prerequisite to the establishment of parks in the Northwest Territories and the Yukon.  Studies have been done under MERA  to assess the mineral potential of certain parts of the proposed expansion areas.  The MERA study for the three specific areas of the proposed Park Expansion was completed by the Geological Survey of Canada and was published in Open File #1686, 2003.  Further MERA studies are being carried out by the Geological Survey of Canada over a much larger area of the Nahanni Watershed, including the area around the Prairie Creek Mine.  The study is expected to be published in 2006 and will lead to public consultation about possible park expansion.

Public consultations on possible expansion are expected to begin once the MERA process has been completed and reviewed by the Department of Indian Affairs, Natural Resources Canada, Parks Canada and the Government of the Northwest Territories. Determination of the final boundary will be based on the results of the joint work of Parks Canada and the Deh Cho working group established under the Memorandum of Understanding, the results of the ongoing Mineral and Energy Resources Assessment (MERA) process and consultation with stakeholders, First Nation communities and Canadians.  Finally, expansion of the park and the boundaries thereof require the approval of Parliament.  Parks Canada will submit to the Government a report on the expansion, including the results of the consultations, and the Government will then introduce legislation to both the House of Commons and the Senate.

The Company recognizes the highly valued wilderness attributes of the South Nahanni River which have led to its designation as a world heritage site, and is committed to working closely with the Deh Cho First Nations, in whose traditional territory the Nahanni National Park Reserve lies, and with Parks Canada, to ensure that operations at the Prairie Creek Mine do not adversely impact upon Nahanni National Park Reserve or the proposed expanded park.

Endangered Species

The Committee on the Status of Endangered Wildlife in Canada (COSEWIC) lists two species in the area of the Prairie Creek Mine.  These are the Grizzly Bear (Ursus arctos) and the Wolverine (Gulo gulo), both of which are listed in the Special Concern category.  In areas removed from the minesite, COSEWIC lists the Anatum Peregrin Falcon (Falco peregrinus anatum), the Woodland Caribou, Boreal population (Rangifer tarandus caribou) and the Wood Bison (Bison bison athabascae), each of which are considered threatened.

Detailed field studies of wildlife populations and wildlife habitat in the area of the Prairie Creek Mine and the access road were conducted by Beak Consultants in 1980-81 and again by Rescan in 1994.  None of the listed species and no critical habitat, such as denning or nesting areas, were identified in the area of the mine.  Grizzly bears and wolverine have been observed or encountered only very infrequently in the area surrounding the mine over the past 20 years.

Caribou populations and potential caribou habitat have been identified in areas removed from the minesite to the north and east in the Mackenzie Mountains.  Potential impacts to these populations are primarily transportation related and can be mitigated through standard road safety practices.  Specific surveys of potential Peregrine falcon nesting habitat have identified no nesting sites in the area of the minesite.

Wood bison were re-introduced into the Nahanni Butte area, 90 kilometers to the southeast of the Prairie Creek Mine, in 1980 with additions to the herd made in 1989 and again in 1998.  As with caribou, potential impacts to these populations are primarily transportation related, in this case primarily in the area of the Liard Highway, and can be mitigated through standard road safety practices.

No rare or highly valued species of vegetation or plant communities have been identified in the area.  COSEWIC does not list any plant species as endangered, threatened or of special concern in the area of the Prairie Creek Mine.

Acid Rock Drainage

The mineral resources at the Prairie Creek Mine are hosted in carbonate rocks. The low sulphide values and high excess neutralization potential of the host rocks (and tailings products) indicate that these materials will pose no long term hazard to the environment through sulphide oxidation processes.  Rescan Environmental of Vancouver, B.C. undertook a detailed analysis of the acid generating characteristics of all dominant rock types at the Prairie Creek Mine in 1994.  The results indicated an overwhelming dominance of acid neutralizing minerals, with acid neutralizing carbonate minerals exceeding the total capacity to generate acidity by an average factor of almost 200.  Initial analysis of flotation tailings generated from metallurgical testwork has indicated a similar excess of neutralization potential.  The Company does not anticipate the potential for any acid rock drainage impacts.  Further static and kinetic geochemical testing of rocks and mineralization are presently being undertaken.

Hazardous Materials

Hazardous and toxic waste materials are currently stored at the Prairie Creek mine site, including sodium cyanide and PCB’s that remain from Cadillac operations in the early 1980s.  The substances are stored in a secured manner and are regularly inspected by government agencies.  A substantial quantity of diesel fuel is also stored on site.  A disposal project for the cyanide and PCB’s has been developed but removal requires the opening of the road to the Liard Highway.

3.1.10

First Nations

The Prairie Creek Mine is located on land claimed by the Nahanni Butte Dene Band of the Deh Cho First Nations (“Deh Cho”or “DCFN”) as their traditional territory. The Nahanni Butte (Nahaahdee) First Nation is a “band” pursuant to the Indian Act RSC 1985. The members of the Deh Cho First Nations are Aboriginal people within the meaning of Section 35 of the Constitution Act, 1982.

The Deh Cho are a distinct group of Aboriginal people, whose ancestors were among the South Slavey people of the Dene Nation of what is now the Northwest Territories, and the Metis people within the DCFN territory.  The Deh Cho have had their own system of laws, religion, economy, customs, traditions and language since time inmemorial.  Many Deh Cho people continue to rely heavily on the land, water and resources within DCFN territory for sustenance, social and ceremonial purposes.

The DCFN is an organization representing all of the Dene and Metis peoples in the Deh Cho territory of the Northwest Territories which comprise thirteen separate communities.  The DCFN have incorporated a society under the laws of the Northwest Territories in order to provide leadership, governance, administration and program delivery to their member communities.  The DCFN is a governing body of the Deh Cho people and lands and administers and oversees a number of programs and services for its member communities including those relating to health, employment, education, and land and resource management.

The DCFN and their member Aboriginal communities hold collective aboriginal title and rights and treaty rights to Deh Cho territory and hold other aboriginal rights as a collective in relation to their land and governance over the land and the Deh Cho people.

 In the Mackenzie Valley, land is owned, or managed, controlled and administered by different governments or landowners.  Land can be either Crown or Commissioner’s land administered by land managers, or privately owned.

In the Northwest Territories, private lands are owned largely by First Nations with settled land claims.  There are currently three major landowners in the Mackenzie Valley- the Gwich’in, Sahtu and Tlicho.  It is anticipated that as claims are settled in the Deh Cho and South Slave regions, more private lands will be created and Aboriginal groups will become recognized landowners in their respective regions.

The Federal Government has recognized that the inherent right of self government is an existing aboriginal right recognized and affirmed by Section 35 of the Constitution Act, 1982. The Deh Cho are engaged in ongoing land settlement negotiations with the Government of Canada and the Government of the Northwest Territories in what is referred to as the “Deh Cho Process”.  The Federal Government first attempted to negotiate land claim settlements in the Northwest Territories, with the Dene/Metis in the late 1980’s without success. Subsequently settlement agreements were reached first with the Gwich’in and Sahtu Dene/Metis people and later with the Tlicho in 2005.  The Deh Cho have not settled their land claim with the Federal Government. The Deh Cho and the Federal Government of Canada both claim legal title to this territory, the Deh Cho by virtue of historical occupation and the Federal Government under Treaty 8, signed in 1900, and Treaty 11 signed in 1921 and 1922. The Federal Government and the Deh Cho First Nations disagree on the interpretation of Treaties 8 and 11 and legal title to the land remains in dispute. Canada maintains that under the Treaties the Deh Cho extinguished ownership of their traditional lands. The Deh Cho have threatened to take the Federal Government to court, or to the United Nations, over the key issue of sovereignty.   The Deh Cho territory has an area of approximately 210,000 square kilometers and has a native population of approximately six thousand.

Since the mid 1990s the Deh Cho and the Federal Government have been engaged in the Deh Cho Process whereby the Federal Government and the Government of the Northwest Territories have agreed to negotiate with the Deh Cho First Nations on a government to government basis in order to set out land, resources and governance rights to apply in the Deh Cho territory.  The objective of negotiations is to complete a Deh Cho Final Agreement which clarifies and builds upon existing Treaties by implementing a Deh Cho government which will make laws and deliver programs and services; be a public government based upon Deh Cho First Nations laws and customs and other Canadian laws and customs, and be the primary government for the delivery of programs and services to residents of the Deh Cho territory.  The Final Agreement will also describe intergovernmental relationships and jurisdictions, provide for certainty and clarity of rights respecting land, resources and governance and provide for the use, management and conservation of land, water and other resources, including wildlife, fish and their habitat in the Deh Cho territory.

Early negotiations proved very slow in part because the Deh Cho initially rejected the land selection process by which other land claim disputes have been typically settled in the North.  Under the typical system, the Federal Government and First Nations select by negotiation particular areas of land in the area under dispute.  Once selected the Government makes a financial payment and the claim is settled. However, the Deh Cho have been holding out for full constitutional, legal and governmental control over their entire region, where effectively the laws of Canada would no longer apply, and this has led to lengthy and difficult negotiations.

The DCFN’s position is that the Mackenzie Valley Resource Management Act cannot and should not apply within Deh Cho territory, that the legislation was enacted without the participation of, or any consultation with, the DCFN and was imposed on the Deh Cho territory against DCFN wishes.  The DCFN have stated that the Final Agreement must, among other things, include a new resource management regime in Deh Cho territory other than the Mackenzie Valley Resource Management Act.

In 2001, the Federal Government and the Deh Cho First Nations entered into a Framework Agreement dated May 23, 2001.  The Framework Agreement contemplates providing a structure for the negotiation of the Final Agreement.  However, all negotiations are without prejudice to the legal position of the parties and nothing in the Framework Agreement is to be interpreted as creating, recognizing or denying rights or obligations of any of the parties.  The Federal Government and the Deh Cho agreed that it is desirable that the negotiations proceed at a pace which allows for the people of the Deh Cho territory, and particularly the Elders, to remain fully informed and involved in the process.

As contemplated in the Framework Agreement, an Interim Measures Agreement, also dated May 23, 2001, was executed between the parties to provide for interim arrangements pending the negotiation and signing of the Deh Cho Final Agreement.

Under the Interim Measures Agreement, the Governments and the Deh Cho agreed to develop a land use plan for the Deh Cho lands outside Nahanni National Park Reserve and for that purpose to establish a Land Use Planning Committee.  The purpose of the land use plan is to provide for the conservation, development and utilization of the land, waters and other resources in the Deh Cho territory, taking into consideration the principles of respect for the land, as understood and explained by the Deh Cho Elders, and sustainable development.

Under the Interim Measures Agreement, Canada and the Deh Cho agreed to negotiate for the purpose of identifying lands to be withdrawn from disposal and mineral staking and Canada agreed to withdraw from disposal, by Order in Council under the Territorial Lands Act, the lands identified in this process.

The Interim Measures Agreement specifically provides at sections 19 and 23 that land withdrawn from disposal under the Agreement shall be subject to the continuing exercise of existing rights, titles, interests, entitlements, licences and permits and that the provisions of the Agreement shall not effect access to or across withdrawn lands.

The Agreement also provides that no new water licences or land use permits will be issued under the Mackenzie Valley Resource Management Act within the Deh Cho territory except after written notice to the Deh Cho First Nations and after a reasonable period of time for the Deh Cho to make representations with respect to the application for such licence or permit.  Canada also agreed not to issue any new prospecting permits under the Canada Mining Regulations in the Deh Cho territory without the support of the affected Deh Cho First Nation.

The parties also agreed to enter into negotiations for the purpose of concluding an Interim Resource Development Agreement with the objective to foster resource development in the Deh Cho Territory and to accrue benefits from Canada to the Deh Cho First Nations.  An Interim Resource Development Agreement was signed on April 17, 2003 under which Canada agreed to provide to the Deh Cho First Nations a percentage of Federal resource royalties collected from the Deh Cho area of the Mackenzie Valley.

Canada also agreed that the Final Agreement will ensure that a major mining project that requires any authorization from Canada, and that will impact on the Deh Cho, shall be subject to negotiation with the Deh Cho of an agreement relating to that project.  A major mining project is defined as a project related to the development or production of minerals that will employ an average of 50 persons annually for the first five years in the Deh Cho territory and for which more that $50 million will be expended in capital costs.  The Company believes that the Prairie Creek Project is currently the only such major mining project in the Deh Cho territory.

The Interim Measures Agreement also provided that the Deh Cho may propose protected areas for land withdrawal or permanent protection under the Northwest Territories Protected Areas Strategy.  The parties also agreed to negotiate an interim management arrangement respecting the management of Nahanni National Park Reserve.

The Interim Measures Agreement was made without prejudice to the legal position of the parties and nothing in the Agreement is to be interpreted as creating, recognizing or denying rights or obligations on the part of the parties.

In 2003, Canada and the Deh Cho agreed to an interim withdrawal of lands covering an area of approximately 80,000 square kilometers for a period of five years.  The withdrawal was confirmed by Order in Council dated August 13, 2003.  The areas of the withdrawn lands do not include the Prairie Creek Mine but include a portion of the Company’s Mining Lease 2854 and   all of Mining Lease 2931.   The withdrawn land also includes an area over which part of the Company’s road to the Prairie Creek property passes.  However in accordance with Sections 19 and 23 of the Interim Measures Agreement such withdrawal is subject to the  continuing exercise of existing rights, titles, interests, entitlements, licences, permits, reservations, benefits and privileges  and does not affect access to or across withdrawn land.

In August 2003, a Memorandum of Understanding respecting the expansion of Nahanni National Park Reserve dated 24 June 2003  was signed between the Deh Cho and the Parks Canada Agency, whereby as part of the Deh Cho Process, Parks Canada and the Deh Cho agreed to work co-operatively towards completion of a feasibility study towards the addition of the identified lands to the Nahanni National Parks Reserve and to recommend an amendment to the Canada National Parks Act for a new boundary for the expansion of the Nahanni National Park Reserve and, as part of the Deh Cho Final Agreement, moving the Nahanni National Park Reserve to full National Park status under the Canada National Parks Act.

At the same time in August 2003, an Interim Park Management Arrangement for the Nahanni National Park Reserve was signed between the Deh Cho and Parks Canada Agency designed to give the Deh Cho a greater role in the Park management process.  A Consensus Team was established, comprising three appointees of Parks Canada and four from the Deh Cho First Nations (two from Nahanni Butte) to address, amongst other things, making recommendations in respect of impacts of land and resources uses in areas outside Nahanni National Park Reserve.

Under the Arrangement the Deh Cho and Parks Canada agreed that while the current jurisdiction of Parks Canada is restricted to Nahanni National Park Reserve, the ecological integrity of the Park Reserve depends on the ecological integrity of the South Nahanni River watershed as a whole.  The Prairie Creek mine is located within the watershed of the South Nahanni River.

The Interim Park Management Arrangement is a statement of interests only and is not legally binding.  Nothing in the Arrangement obliges Canada to act in a manner inconsistent with federal or territorial legislative or regulatory jurisdictions or authorities and the Nahanni National Park Reserve shall be administered and managed in accordance with the Canada National Parks Act.

During 2005 negotiations on the Deh Cho Process broke down because of issues surrounding the proposed Mackenzie Valley gas pipeline.  In June 2005 the Deh Cho First Nations entered into a Settlement Agreement with Canada [represented by the Minister of Indian Affairs and Northern Development] to settle Court actions which had been commenced by the Deh Cho in the Northwest Territories Supreme Court and in the Federal Court against Canada and the Mackenzie Valley Environmental Impact Review Board arising out of disputes concerning the Mackenzie Gas Project.  In the Settlement Agreement Canada and the Deh Cho agreed to resolve issues related to the participation of the Deh Cho in the environmental and regulatory review of the Mackenzie Gas Project and which they agreed to facilitate.  The Settlement Agreement recites that Canada and the Deh Cho have differing views as to the existence and scope of the rights of the Deh Cho First Nation(s) recognized by Section 35 of the Constitution Act 1982, and the nature and extent of Canada’s requirements to consult with the Deh Cho First Nation(s).  In the Settlement Agreement the parties agreed to take all reasonable steps to negotiate the terms of the Deh Cho Final Agreement which would include agreement to establish a “Deh Cho Resource Management Authority (DCRMA) which will be a body of public government.  The Final Agreement will describe the legal capacity, structure, accountability, rights, powers, privileges and responsibilities of the DCRMA; source(s) of the DCRMA’s powers, privileges and responsibilities; relationship of the DCRMA to the Mackenzie Valley Resource Management Act, and rules regarding conflict of laws and the priorities of laws.  For greater certainty, the Final Agreement may provide for a stand alone DCRMA harmonized with the Mackenzie Valley Resource Management Act.  The Settlement Agreement provides that the Final Agreement will provide for the circumstances in which laws within the jurisdiction of the Deh Cho First Nations, any successor organization, or any government established pursuant to a Final Agreement, will take priority over the laws of Canada in the event of a conflict.   The parties agreed to negotiate a Final Agreement in accordance with the Deh Cho First Nations Framework Agreement.

In the Settlement Agreement, the parties agreed to implement  a Land Use Plan that is approved by the Deh Cho First Nations, approved the Minister of Environment and Natural Resources of the Northwest Territories, and favourably considered by the Minister of Indian and Northern Affairs, Canada, as soon as possible after the Plan’s completion.

In the Settlement Agreement the parties affirmed the Interim Resource Development Agreement dated April 17, 2003 and agreed to take immediate steps to establish a working group comprised of the parties to the Deh Cho First Nations Interim Measures Agreement for the purposes of ensuring that the issues arising from the implementation of the Resource Development Agreement are addressed in a timely manner.  The parties also agreed that once an Agreement in Principle is ratified, the resource royalty sharing formula set out in the Interim Resource Development Agreement will be replaced with any Resource Revenue Sharing Formula agreed to in the Agreement in Principle.

The Settlement Agreement further provides that, except for certain specified articles of the Agreement, the Settlement Agreement is not legally binding and is intended as an expression of good will and as a political commitment.

The Deh Cho Land Use Planning Committee (the Committee), was formally established in February 2002 under the authority of the Deh Cho Interim Measures Agreement with the responsibility to prepare a land use plan for the Deh Cho territory.  The land use planning process is a community driven process where the goals and values of the residents of the Deh Cho guide the development of the Plan.  The Committee works closely with other planning partners such as governments, public agencies, non-government organizations and businesses to fulfill its mandate.

Land use planning boards are responsible for preparing comprehensive land use plans for their respective settlement areas.  These plans guide the use of Crown, settlement, and other private lands and provide direction for the conservation, development and use of land, waters and other resources.  Essentially, the land use planning boards create plans which lay out the permitted and prohibited uses of all land within a settlement area.  They develop land use plans for their regions and recommend approvals, exceptions and amendments to related plans.

A land use plan is a public document that sets aside different areas for different uses, and describes what activities are permitted or not permitted in specified areas.  The land use plan applies to both Crown and settlement lands.  It does not apply to lands within municipal boundaries or lands within national parks or historic sites.

Once the land use planning board has adopted a land use plan, it must submit the plan to the First Nation of the settlement area, the Territorial Minister and the Federal Minister for approval.

The mission statement of the Deh Cho Land Use Planning Committee is to develop a land use plan as a management tool to determine what type of land use activities should occur and where they should take place.  The plan will balance economic, social, environmental and cultural needs and interests.  The plan will be guided by the principals of sustainable development and respect for the land as understood and explained by the Deh Cho Elders.  The planning area excludes municipal areas and Nahanni National Park Reserve.

The purpose of the land use plan is to promote the social, environmental, cultural and economic well being of residents and communities in the Deh Cho territory, having regard to the interests of all Canadians.  The Plan shall provide for the conservation, development and utilization of the land, waters and other resources in the Deh Cho territory.

The Deh Cho Land Use Planning Committee includes representatives of the Deh Cho First Nations, the Government of the Northwest Territories and Government of Canada.  As outlined under the Deh Cho Interim Measures Agreement the DCFN appointed two members while the two Governments each appointed one member.  Upon the recommendation of the Committee, the parties to the Interim Measures Agreement appoint a fifth member as Chairperson.

Once approved the land use plan will provide legally binding direction to regulatory agencies and decision-makers in their assessment of development projects, protected areas proposals and other land uses.

The Land Use planning process considered the traditional use and occupancy information that was gathered to determine the Interim Land Withdrawals, along with other information on the natural resources and the economic and social needs of the communities.  In turn, the Plan will guide the revision of the Interim Land Withdrawals based on the new information that has been gathered.  Representatives of the Planning Committee visited the Prairie Creek minesite in September 2004.

The Company has made a detailed submission to the Deh Cho Land Use Planning Committee and is participating in the planning process.  The Company has commented on each draft of the Plan as such draft was produced and participated in various Public Forums.  The Company has concerns about the latest draft of the Land Use Plan (February 2006) and has recommended that the draft in its current form, not be approved.  The Department of Indian Affairs and Northern Development has also expressed concern to the Committee (January 2006).

The outcome of the Deh Cho Process negotiations is expected to be a Final Agreement that will provide, amongst other things, for the implementation of a Deh Cho government within the Deh Cho territory.  It is expected that the negotiations towards a Deh Cho Final Agreement will take some five years to complete.

The Company cannot predict the impact, if any, that the Deh Cho Final Agreement if eventually approved and signed may have on the Prairie Creek Mine or the permitting thereof.

3.1.11

Nahanni Co-Operation Agreement

The Prairie Creek mine is located 90 kilometers from the nearest settled community of Nahanni Butte, located at the confluence of the South Nahanni and Liard Rivers, 146 kilometers downstream of the minesite.  The population of Nahanni Butte is approximately 100 people and water for domestic purposes is supplied by well. There is no permanent road access into the Prairie Creek property, other than the existing seasonal winter road which was established in 1981.  Regular access is by air only to a private airstrip controlled by the Company.  There is no other existing land occupation, nor commercial land or water based activities, in the vicinity of the mine.  Similarly, no traditional use nor trapping activity has been observed in the minesite area in recent history.

On December 10, 1996 the Issuer completed the negotiation of the Prairie Creek Development Cooperation Agreement with the Nahanni Butte Dene Band (the “Band”) of the Deh Cho First Nations.  The agreement provides that in consideration for the Band providing support for the project, quiet enjoyment, access easements, assistance in obtaining permits, potential cost savings as a result of the Band's involvement, and assembling and providing the Band's traditional knowledge in support of the project, the Issuer will:

(a)

pay the Band annually 5% of the profits before tax,  after recovery of the aggregate costs incurred in establishing access and bringing the project into production;

(b)

grant the Band an option to purchase 10% or 15% of the project for $6,000,000 or $9,000,000 respectively subject to adjustment for inflation and additional development costs, exercisable within three months following delivery of a Bankable Feasibility Study and receipt of all major permits for the project; and

(c)

give the Band preferential access on providing contract services; being competitive as to price, delivery, capability, performance and quality.

Following commencement of production, the Band and the Issuer will jointly fund (a) the establishment of an education centre to a maximum of $150,000 and annual operating costs up to $50,000; and (b) a scholarship fund of $20,000 per year, increasing to $30,000 per year following payback of all capital costs.  In addition, the project will contribute $25,000 per year to a trust on commencement of construction of access to the project, to compensate traditional harvesters who are negatively affected by the project and the access.

The overall intent of the Co-Operation Agreement was to establish and maintain a positive and cooperative working relationship between the Company and the Nahanni Band in respect of the further development and operation of the Prairie Creek mine, while at the same time supporting an economically viable and environmentally sound operation and maximizing economic opportunity and benefits to the Band and other Deh Cho First Nations.  This Agreement foresaw the many benefits which could accrue to the Nahanni Band and the DCFN in conjunction with development of the road and mine, and made provision for maximizing opportunities to realize these benefits.  To this end, the Agreement provides employment and contracting opportunities, as well as equity participation for the Band and the DCFN.

In the Agreement, the Band proclaimed its support for the Prairie Creek mine and the establishment of the access road in recognition of the significant benefits to the Band and the DCFN communities as a whole, and undertook to assist the Company in procuring permits, approvals and licences necessary to bring the mine into production, as well as grants, guarantees or other financial assistance from Government towards the establishment of the access road.

On November 28, 1996 the Nahanni Butte Dene Band issued a Band Council Resolution stating that the Band on behalf of its membership “does fully ratify and endorse the Prairie Creek   Development Cooperation Agreement” in which the Nahanni Butte Dene Band proclaimed its support for the Prairie Creek mine and the establishment of an all weather access road to the mine in recognition of the significant benefits to Nahanni Butte and the DCFN communities as a whole.  The Agreement was supported as well by the DCFN by Tribal Council Resolution.

The Nahanni Butte Dene Band issued a Band Council Resolution on May 18, 2000 in support of protecting the South Nahanni watershed, stating that “the Nahanni National Park Reserve was created without the consent or participation of the Deh Cho First Nations” and that the “Final Agreement should provide for the recognition of Deh Cho First Nations jurisdiction over the entire Nahanni watershed, including the Park or Park Reserve”.

On January 29, 2001 the Band issued a further Band Council Resolution rescinding their support for the Protected Areas Strategy for the Nahanni National Park Reserve watershed.

On January 17, 2002 the Band issued a further resolution reconfirming their support for the Prairie Creek Mine Project.

A change in Band leadership occurred in September 2003 following elections for Chief and a different Band Chief was elected during 2004.

On October 10, 2003 an appeal to the Federal Court was filed by the Nahanni Butte Dene Band, Pehdzeh KI First Nation and the Deh Cho First Nations, against the Mackenzie Valley Land and Water Board and the Company seeking judicial review of the decision of the Water Board to grant a Water Licence to the Company.  Filing of these proceedings by the Nahanni Butte Dene Band was in breach of the Co-Operation Agreement.  The Nahanni Butte Dene Band informed the Company that Nahanni considers the Agreement terminated.  Such termination is not in accordance with the provisions of the Agreement.

Canadian Zinc seeks to consult on a regular basis with the Nahanni Butte Dene Band and other First Nations and local communities to keep them informed about the Prairie Creek project and as to opportunities for implementing the provisions of the  Co-Operation Agreement as the Company moves forward with its plans for re-development of the property.  In 2004 the Company opened a Community Liaison and Information Office in Fort Simpson and during 2004 and 2005 significantly increased its First Nations and local communities information and awareness programs and activities.

The Company believes that the separate goals of the Deh Cho First Nations in achieving political sovereignty and economic self-sufficiency whilst protecting the environment are compatible.  The Prairie Creek Development Cooperation Agreement provides for a positive and cooperative working relationship between the Company, Nahanni Butte and the Deh Cho First Nations in respect of developing and operating an environmentally sound mining undertaking at Prairie Creek, which will not have significant adverse environmental effects on the ecological integrity of the South Nahanni River or the Nahanni National Park Reserve.

1

   RISK FACTORS AND UNCERTAINTIES

In conducting its business, Canadian Zinc faces a number of risks common to the mining and exploration industry.  These are summarized below. There are also certain specific risks including those listed below, associated with an investment in the Issuer and prospective investors and their advisors should consider carefully these specific risk factors associated with an investment in Canadian Zinc.

4.1

Political and Legislative Risk

Canadian Zinc conducts its operations in the Mackenzie Valley in the Northwest Territories of Canada in an area which is claimed by the Deh Cho First Nations as their traditional territory. No land claim settlement agreement has been reached between Canada and the Deh Cho and accordingly title to the land is in dispute.  The Company’s operations are potentially subject to a number of political, legislative and other risks.  Canadian Zinc is not able to determine the impact of political, legislative or other risks on its business or its future financial position.

Canadian Zinc’s operations are exposed to various levels of political, legislative and other risks and uncertainties. These risks and uncertainties include, but are not limited to, cancellation, renegotiation or nullification of existing leases, claims, permits and contracts; expropriation or nationalization of property; changes in laws or regulations; changes in taxation laws or policies; royalty and tax increases or claims by governmental, Aboriginal or other entities; retroactive tax or royalty claims and changing political conditions; government mandated social expenditures; governmental regulations or policies that favour or require the awarding of contracts to local  or Aboriginal contractors or require contractors to employ residents of, or purchase supplies from, a particular jurisdiction or area; or that require that an operating project have a local joint venture partner, which may require to  be subsidized; and other risks arising out of sovereignty or land claims over the area in which Canadian  Zinc’s operations are conducted.

The mining, processing, development and mineral exploration activities of Canadian Zinc are subject to extensive federal, territorial and local laws and regulations, including various laws governing prospecting, development, production, taxes, labour standards and occupational health, mine safety, toxic substances, land use, water use and other matters.  Such laws and regulations are subject to change and can become more stringent and costly over time. No assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail exploration, production or development. Amendments to current laws and regulations governing operations and activities of exploration and mining, or more stringent implementation thereof, could have a substantial adverse impact on Canadian Zinc Corporation.

In 1998/2000 there was a major change to the legislative and regulatory framework and regulations in the Mackenzie Valley. There can be no assurance that these laws and regulations will not change in the future in a manner that could have an adverse effect on the Company’s activities and/or its financial condition.

In relation to Northwest Territories specifically, a number of policy and social issues exist which increase Canadian Zinc’s political and legislative risk.  The Government of Canada is facing legal and political issues, such as land claims and social issues, all of which may impact future operations.  This political climate increases the risk of the Government making changes in the future to its position on issues such as mining rights and land tenure, which in turn may adversely affect Canadian Zinc’s operations.  Future government actions cannot be predicted, but may impact the operation and regulation of the Prairie Creek mine. Changes, if any, in Government policies, or shifts in local political attitude in the Northwest Territories may adversely affect Canadian Zinc Corporation’s operations or business.

Parks Canada is on record as seeking to expand the current boundaries of the Nahanni National Park Reserve and, whilst the proposed boundaries for potential expansion have not yet been determined, it is possible there may be proposed (official or otherwise) to expand the boundaries of the Park to include the entire South Nahanni River watershed.  The Prairie Creek Mine is located within the South Nahanni River watershed.

Canadian Zinc’s exploration, development and production activities may be substantially affected by factors beyond Canadian Zinc’s control, any of which could materially adversely affect Canadian Zinc’s financial position or results of operations. The occurrence of these various factors and uncertainties cannot be accurately predicted.  The Company is not able to determine the impact of these risks on its business.

4.2

Permitting, Environmental and other Regulatory Requirements

The operations of Canadian Zinc require licences and permits from various governmental and regulatory authorities.  Canadian Zinc believes that it is presently complying in all material respects with the terms of its current licences and permits.  However, such licences and permits are subject to change in various circumstances.  Canadian Zinc does not hold all necessary licences and permits under applicable laws and regulations for the operation of the Prairie Creek mine.  There can be no guarantee Canadian Zinc will be able to obtain or maintain all necessary licences and permits as are required to explore and develop its properties, commence construction or operation of mining facilities or properties under exploration or development, or to obtain them within a reasonable time.

The Prairie Creek Project is located in an environmentally sensitive remote area in the Mackenzie Mountains, within the watershed of the South Nahanni River and in proximity to, but outside, the Nahanni National Park Reserve. The Company has experienced long delays in obtaining permits to date. The Company anticipates continuing difficulties and delays with its permitting activities and faces ongoing opposition and legal challenges from certain interests.

Canadian Zinc’s activities are subject to extensive federal, provincial, territorial and local laws and regulations governing environmental protection and employee health and safety.  Canadian Zinc is required to obtain governmental permits and provide bonding requirements under federal and territorial water and mine rules and permits.  All phases of Canadian Zinc’s operations are subject to environmental regulation. These regulations mandate, among other things, the maintenance of water and air quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner, which will require stricter standards and enforcement, increased fines and penalties for non-compliance, and more stringent environmental assessments of proposed projects. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Canadian Zinc’s operations.

Environmental laws and regulations are complex and have tended to become more stringent over time.  These laws are continuously evolving.  Any changes in such laws, or in the environmental conditions at Prairie Creek, could have a material adverse effect on Canadian Zinc’s financial condition, liquidity or results of operations. Canadian Zinc is not able to determine the impact of any future changes in environmental laws and regulations on its future financial position due to the uncertainty surrounding the ultimate form such changes may take.

Although Canadian Zinc makes provision for reclamation costs, it cannot be assured that these provisions will be adequate to discharge its obligations for these costs. As environmental protection laws and administrative policies change, Canadian Zinc will revise the estimate of its total obligations and may be obliged to make further provisions or provide further security for mine reclamation cost.  The ultimate amount of reclamation to be incurred for existing and past mining interests is uncertain.

Existing and possible future environmental legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities of the Issuer, the extent of which cannot be predicted.  Before production can commence on the Prairie Creek Property the Issuer must obtain regulatory approval, permits and licences and there is no assurance that such approvals will be obtained.  No assurance can be given that new rules and regulations will not be enacted or made, or that existing rules and regulations will not be applied, in a manner which could limit or curtail production or development.

Regulatory approvals and permits are currently, and will in the future be, required in connection with Canadian Zinc’s operations. To the extent such approvals are required and not obtained, Canadian Zinc may be curtailed or prohibited from proceeding with planned exploration or development of its mineral properties or from continuing its mining operations.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Company may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Failure to comply with applicable environmental and health and safety laws can result in injunctions, damages, suspension or revocation of permits and imposition of penalties.  There can be no assurance that Canadian Zinc has been or will be at all times in complete compliance with all such laws, regulations and permits, or that the costs of complying with current and future environmental and health and safety laws and permits will not materially adversely affect Canadian Zinc’s business, results of operations or financial condition.  Environmental hazards may exist on the properties on which Canadian Zinc holds interests which are unknown to Canadian Zinc at present and which have been caused by previous owners or operators of the properties.

Amendments to current laws, regulations and permits governing operations and activities of mining and exploration companies, or more stringent implementation thereof, could have a material adverse impact on Canadian Zinc Corporation and cause increases in exploration expenses, capital expenditures or production costs or require abandonment or delays in development of mining properties.

The Prairie Creek project has on a number occasions experienced significant delays in obtaining permits and licences necessary for the conduct of its operations. (See Section 3.1.8(d) “Recent Permitting History at Prairie Creek”) If at any time in the future permits essential to operations are not obtained, or not obtained in a timely manner, or exemptions not granted, there is a risk that the Prairie Creek mine may not be able to operate.

4.3

Exploration and Development Risks

The business of exploring for minerals and mining involves a high degree of risk.  There is no assurance the Issuer’s mineral exploration activities will be successful.  Few properties that are explored are ultimately developed into producing mines.  In exploring and developing its mineral deposits the Issuer is subjected to an array of complex economic factors and technical considerations. Unusual or unexpected formations, formation pressures, power outages, labour disruptions, flooding, explosions, cave-ins, landslides, environmental hazards, and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in the conduct of exploration and development programs.  Such risks could materially adversely affect the business or the financial performance of the Issuer.

There is no certainty that the expenditures made by Canadian Zinc towards the search and evaluation of mineral deposits will result in discoveries of commercial quantities of ore.  The exploration for and development of mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate. Major expenses may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the exploration or development programs planned by Canadian Zinc will result in a profitable commercial mining operation. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Canadian Zinc not receiving an adequate return on invested capital.

A specific risk associated with the Prairie Creek Property is its remote location.  See “Principal Property – Prairie Creek, Northwest Territories”. Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important factors, which affect capital and operating costs. Unusual or infrequent weather phenomena, government or other interference in the maintenance or provision of such infrastructure could adversely affect Canadian Zinc’s operations, financial condition and results of operations.

Mining operations generally involve a high degree of risk. Canadian Zinc’s mining operations will be subject to all the hazards and risks normally encountered in the development and production of minerals, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Mining and milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas, which may result in environmental pollution and consequent liability.

4.4

Metal Prices and Market Sentiment

The market price of metals and minerals is volatile and cannot be controlled.  Metal prices have fluctuated widely, particularly in recent years.  If the price of metals and minerals should drop significantly, the economic prospects for the Prairie Creek Project could be significantly reduced or rendered uneconomic.  There is no assurance that, even if commercial quantities of ore are delineated, a profitable market may exist for the sale of products, including concentrates from that ore.  Factors beyond the control of the Issuer may affect the marketability of any minerals discovered or concentrates produced.  The marketability of minerals is affected by numerous other factors beyond the control of the Issuer, including quality issues, impurities, government regulations, royalties, allowable production and importing and exporting of minerals, the effect of which cannot be accurately predicted. Factors tending to affect the price of metals include:

The relative strength of the U.S. dollar against other currencies;

•

Government monetary and fiscal policies;

•

Expectations of the future rate of global monetary inflation and interest rates;

•

General economic conditions and the perception of risk in capital markets;

•

Political conditions including the threat of terrorism or war;

•

Speculative trading;

•

Investment and industrial demand;

•

Global production and inventory stocks.

The effects of these factors, individually or in aggregate, on the prices of zinc, lead and/or silver is impossible to predict with accuracy.  Fluctuations in metal prices may adversely affect Canadian Zinc’s financial performance and results of operations.  Further, if the market price of zinc, lead and/or silver falls, Canadian Zinc may experience losses or asset write-downs and may curtail or suspend some or all of its exploration, development and mining activities.

Furthermore, sustained low metal prices can halt or delay the development of new projects; reduce funds available for mineral exploration and may result in the recording of a write-down of mining interests due to the determination that future cash flows would not be expected to recover the carrying value.

Metal prices fluctuate widely and are affected by numerous factors beyond Canadian Zinc’s control such as the sale or purchase of such commodities by various central banks and financial institutions, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of major mineral and metal producing countries throughout the world.  Future production from Canadian Zinc’s mining properties is dependent on mineral prices that are adequate to make these properties economic.  The prices of metals have fluctuated widely in recent years, and future serious price declines could cause continued development of and commercial production from Canadian Zinc’s properties to be impracticable. Depending on the price of metal, cash flow from mining operations may not be sufficient and Canadian Zinc could be forced to discontinue production and may lose its interest in, or may be forced to sell, its properties.

In addition to adversely affecting Canadian Zinc’s reserve or resource estimates and its financial condition, declining commodity prices can impact operations by requiring a reassessment of the feasibility of a particular project. The need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

Currency fluctuations may affect the costs that Canadian Zinc incurs at its operations.  Zinc, lead and silver are sold throughout the world based principally on the U.S. dollar price, but operating expenses are incurred in currencies other than the U.S. dollar.  The appreciation of the Canadian dollar against the U.S. dollar increases the cost of production in U.S. dollar terms at mines located in Canada.

The development of the Issuer’s properties will depend upon the Issuer’s ability to obtain financing through private placement financing, public financing, the joint venturing of projects, bank financing or other means.  There is no assurance that the Issuer will be successful in obtaining the required financing.

Securities of junior and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and global and market perceptions of the attractiveness of particular industries. The share price of Canadian Zinc is likely to be significantly affected by short-term changes in metal prices. Other factors unrelated to Canadian Zinc’s performance that may have an effect on the price of its Shares include the following: the extent of analytical coverage available to investors concerning Canadian Zinc’s business may be limited if investment banks with research capabilities do not follow the Company’s securities; lessening in trading volume and general market interest in the Company’s securities may affect an investor’s ability to trade significant numbers of Common Shares; the size of Company’s public float may limit the ability of some institutions to invest in the Company’s securities; and a substantial decline in the price of the Common Shares that persists for a significant period of time could cause the Company’s securities to be delisted from an  exchange, further reducing market liquidity.

As a result of any of these factors, the market price of its Shares at any given point in time may not accurately reflect Canadian Zinc’s long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. Canadian Zinc may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

The development and exploration of Canadian Zinc’s properties, will require substantial additional financing. Failure to obtain sufficient financing will result in delaying or indefinite postponement of exploration, development or production on Canadian Zinc’s properties or even a loss of property interest. There can be no assurance that additional capital or other types of financing will be available when needed or that, if available, the terms of such financing will be favourable to Canadian Zinc.

4.5

Uncertainty in the Estimation of Mineral Resources

The figures for  Mineral Resources contained in this document are estimates only and no assurance can be given that the anticipated tonnages and grades will be achieved, that the indicated level of recovery will be realized or that Mineral Resources can be mined or processed profitably. There are numerous uncertainties inherent in estimating Mineral Resources, including many factors beyond Canadian Zinc Corporation’s control. Such estimation is a subjective process, and the accuracy of any resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. In addition, there can be no assurance that mineral or metal recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Inferred mineral resources do not have demonstrated economic viability. Due to the uncertainty which may attach to inferred mineral resources, there is no assurance that inferred mineral resources will be upgraded to proven and probable mineral reserves as a result of continued exploration.

Fluctuation in metal prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may require revision of any such resource or reserve estimate. The volume and grade of resources mined and processed and recovery rates may not be the same as currently anticipated. Any material reductions in estimates of Mineral Resources, or of Canadian Zinc’s ability to extract these Mineral Resources, could have a material adverse effect on Canadian Zinc’s results of operations and financial condition.

Mineral reserve and mineral resource estimates are imprecise and depend partly on statistical inferences drawn from drilling and other data which may prove to be unreliable.  Future production could differ dramatically from mineral resource estimates for the following reasons:

•

Mineralization or formations could be different from those predicted by drilling, sampling and similar examinations;

•

Declines in the market price of metals may render the mining of some or all of Canadian Zinc’s mineral resources uneconomic;

•

Increases in operating mining costs and  processing costs could adversely affect mineral reserves or resources; and

•

The grade of mineral reserves or resources may vary significantly from time to time and there can be no assurance that any particular level of metal may be recovered from the mineral reserves.

Any of these factors may require Canadian Zinc to reduce its mineral reserve and mineral resources estimates.

4.6

Insurance and Uninsured Risks

Canadian Zinc Corporation’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to Canadian Zinc Corporation’s properties or the properties of others, delays in mining, monetary losses and possible legal liability.

Although Canadian Zinc Corporation maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with the Company’s mining operations. Canadian Zinc Corporation may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to Canadian Zinc Corporation or to other companies in the mining industry on acceptable terms. In particular, the Issuer is not insured for environmental liability or earthquake damage.

Canadian Zinc Corporation might also become subject to liability for pollution or other hazards which may not be insured against, or which Canadian Zinc Corporation may elect not to insure against, because of premium costs or other reasons. Losses from these events may cause Canadian Zinc Corporation to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

4.7

Key Executives and Conflicts of Interest

Canadian Zinc Corporation is dependent on the services of key executives, including the President & Chief Executive Officer and the Vice President of Exploration & Chief Operating Officer of the Corporation, and a small number of other skilled and experienced executives and personnel. Due to the relatively small size of Canadian Zinc Corporation, the loss of these persons or Canadian Zinc Corporation’s inability to attract and retain additional highly skilled or experienced employees may adversely affect its business and future operations.

Certain of the directors and officers of the Company also serve as directors and/or officers of, or have significant shareholdings in, other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving Canadian Zinc Corporation will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Corporation and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Business Corporations Act (British Columbia) and other applicable laws.

To the extent that such other companies may participate in ventures in which the Issuer may participate, the directors of the Issuer may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.  In the event that such a conflict of interest arises at a meeting of the Issuer’s directors, a director who has such a conflict will abstain from voting for the approval of such participation or such terms.

From time to time several companies may collectively participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program.  It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.  Under the laws of the Province of British Columbia, the directors of the Issuer are required to act honestly, in good faith and in the best interests of the Issuer.  In determining whether or not the Issuer will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which the Issuer may be exposed and its financial position at that time.

4.8

Title Matters

Mining leases and surface leases issued to the Company by the Federal Government have been surveyed but other parties may dispute the Issuer’s title to its mining properties.  The mining claims in which the Issuer has an interest have not been surveyed and, accordingly, the precise location of the boundaries of the claims and ownership of mineral rights on specific tracts of land comprising the claims may be in doubt.  These claims have not been converted to lease, and are, accordingly, subject to regular compliance with assessment work requirements.

Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure, could result in loss, reduction or expropriation of entitlements.

While the Issuer has investigated its title to all its mining leases, surface leases and mining claims and, to the best of its knowledge, title to all properties is in good standing, this should not be construed as a guarantee of title and title may be affected by undetected defects.  The validity and ownership of mining property holdings can be uncertain and may be contested.   There are currently a number of pending Native title or traditional land ownership claims relating to Northwest Territories.  The Company’s properties at Prairie Creek are subject to Native land claims. Title insurance generally is not available, and Canadian Zinc Corporation’s ability to ensure that it has obtained secure title to individual mineral properties or mining concessions may be severely constrained. Canadian Zinc Corporation’s mineral properties may be subject to prior unregistered liens, agreements, transfers or claims, including Native land claims, and title may be affected by, among other things, undetected defects.  No assurances can be given that there are no title defects affecting such properties.

4.9

Competition

The mining industry is competitive in all of its phases. There is aggressive competition within the mining industry for the discovery and acquisition of properties considered to have commercial potential.  Canadian Zinc Corporation faces strong competition from other mining companies in connection with the acquisition of properties, mineral claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees and other personnel.   Many of these companies have greater financial resources, operational experience and technical capabilities than Canadian Zinc Corporation. As a result of this competition, Canadian Zinc Corporation may be unable to maintain or acquire attractive mining properties on terms it considers acceptable or at all. Consequently, Canadian Zinc Corporation’s operations and financial condition could be materially adversely affected.

4.10

Acquisitions

From time to time Canadian Zinc undertakes evaluations of opportunities to acquire additional mining assets and businesses.  Any resultant acquisitions may be significant in size, may change the scale of Canadian Zinc’s business, and may expose Canadian Zinc to new geographic, political, operating financial and geological risks.   Canadian Zinc’s success in its acquisition activities depends on its ability to identify suitable acquisition candidates, to acquire them on acceptable terms, and integrate their operations successfully with those of Canadian Zinc.  Any acquisition would be accompanied by risks, such as a significant decline in metal prices; the ore body proving to be below  expectations; the difficulty of assimilating the operation and personnel; the potential disruption of Canadian Zinc’s ongoing business; the inability of management to maximize the financial and strategic position of Canadian Zinc through the successful integration of acquired assets and businesses; the maintenance of uniform standards, control, procedures and policies; the impairment of relationships with employees, customers and contractors as a result of any integration of new management personnel; and the potential unknown liabilities associated with acquired assets and business.  In addition Canadian Zinc may need additional capital to finance an acquisition.  Debt financing related to any acquisition will expose Canadian Zinc to the risk of leverage, while equity financing may cause existing shareholders to suffer dilution.  There can be no assurance that Canadian Zinc would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

4.11

Dividend Policy

No dividends have been paid by the company to date. the company anticipates that it will retain all future earnings and other cash resources for the future operation and development of its business and the company does not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of the company’s board of directors after taking into account many factors, including the company’s operating results, financial condition and current and anticipated cash needs.

5.    CAPITAL STRUCTURE

Canadian Zinc's capital structure consists of only one class of common shares without par value, with an unlimited authorized capital. Each common share is entitled to one vote and all common shares rank equally for the payment of dividends and for all distributions, whether upon dissolution, a winding up or otherwise.

At December 31, 2005 the Company had 79,747,212 shares issued and outstanding and at March 30, 2006 had 93,550,545 shares issued and outstanding.

At December 31, 2005 the Company also had 4,788,350 share purchase warrants and stock options outstanding.  At March 30, 2006 the company had 12,097,742 share purchase warrants and stock options outstanding.   Each share purchase warrant and stock option entitles the holder to purchase one common share.

Options/Warrants December 31, 2005	Options/Warrants March 30, 2006	Exercise/Conversion Price	Expiry Date
450,000	450,000	$0.23	March 18, 2007
3,550,000	2,920,000	$0.60	January 14, 2010
727,273	-	$0.55	October 27, 2007
46,666	46,666	$0.75	December 30, 2006
14,411	14,411	$0.85	December 30, 2006
	6,666,666	$1.00	January 30, 2008
	1,333,333	$0.72	January 30, 2008
	666,666	$1.00	January 30, 2008
Total 4,788,350	12,097,742

6.

MARKET FOR SECURITIES

The Issuer's common shares trade on the Toronto Stock Exchange under the symbol “CZN”.

The following table shows the price ranges and volume traded on the Toronto Stock Exchange on a monthly basis for each month of 2005.

Price Range 2005
	High	Low
Month	Cdn. $	Cdn $	Volume
January	0.62	0.51	1,985,161
February	0.83	0.55	5,065,896
March	0.77	0.57	1,961,660
April	0.68	0.25	2,507,523
May	0.52	0.38	3,723,653
June	0.55	0.405	2,597,318
July	0.50	0.40	1,566,188
August	0.49	0.41	1,464,993
September	0.58	0.415	2,692,267
October	0.55	0.44	1,965,314
November	0.53	0.455	1,979,612
December	0.88	0.47	6,315,271
Year 2005	0.88	0.25	33,824,856

7.  DIRECTORS AND OFFICERS

7.1

Name, Occupation and Security Holding

Name, Province or State and Country of Ordinary Residence and Position Held with the Company	Principal Occupation During Preceding Five Years	Date First Became Director of the Company(4)	Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised (1) (5)
Robert Gayton (2)(3) British Columbia, Canada Director

Financial consultant Western Silver Holdings Ltd., Quaterra Resources Inc., Eaglecrest Explorations Ltd., Pacific Cascade Resources Corp., Rio Fortuna Exploration Corp., Intl Bravo Resources Corp., Lightyear Technologies Inc., Director of seven public companies and three private companies

		May 2000	5,000 common shares
John F. Kearney Ontario, Canada Chairman, President, Chief Executive Officer and Director	Chairman, President and Chief Executive Officer of Canadian Zinc Corporation since 2003; Chairman of Conquest Resources Limited since 2001; Chairman of Anglesey Mining plc since 1994	November 2001	315,409 common shares
John MacPherson British Columbia, Canada Director	Chairman of Tower Energy Ltd. (resource company) since 2003; Chairman of Canadian Zinc Corporation from 2000 to June 2003	May 1999	80,000 common shares
Dave Nickerson (2) Northwest Territories, Canada Director

Professional Engineer, Mining consultant, Director, Tyhee Development Corp.; previously Chairman of Northwest Territories Water Board; Member of Parliament, Member of NWT Legislative Assembly; Government Minister

		March 2004	Nil
Alan C. Savage(2)(3) British Columbia, Canada Director	Chief Executive Officer of Doublestar Resources Ltd., (resource company) Director of two public companies and one private company	June 2003	2,000
Alan Taylor British Columbia, Canada Vice President, Exploration, Chief Operating Officer and Director	Vice President, Exploration of Canadian Zinc Corporation since 1999 and Chief Operating Officer of Canadian Zinc Corporation since March 2004	March 2004	Nil
Bea Service Ontario, Canada Secretary	Treasurer, Energold Minerals Inc. (resource company); Administrator, Conquest Resources Inc. (resource company), Assistant Secretary, Canadian Zinc Corporation	N/A	Nil
Danesh Varma Surrey, United Kingdom Chief Financial Officer	Chartered Accountant, Beer & Partners Limited (corporate finance firm); President American Resource Corporation Limited (investment company); Director Anglesey Mining plc	N/A	Nil

(1)

The information as to common shares beneficially owned or over which the above-named directors exercise control or directors, not being within the knowledge of the Company, has been furnished by the respective directors individually.

(2)

Member of the Audit Committee

(3)

Member of the Compensation Committee

(4)

All Directors are elected annually to hold office until the next Annual Meeting of Shareholders.

(5)

All directors and executive officers as a group own directly or indirectly or exercise control or direction over a total  of  402,409 common shares.

7.2

Cease Trade Orders, Bankruptcies

Mr. Kearney served as a non-executive director of Q-Entertainment Inc. (TSX: QZR) a technology and entertainment company from October 1996 to October 1997.  In November 1997, Q-Entertainment Inc. and its U.S. subsidiaries filed for Chapter 11 protection in the United States and subsequently filed for Chapter 7 bankruptcy in the United States Bankruptcy Court (Texas), following which a trustee in bankruptcy was appointed.  Mr. Kearney also served as a non-executive director of McCarthy Corporation plc, the largest shareholder in Q-Entertainment Inc., from July 2000 to March 2003.  In June 2003, McCarthy Corporation plc proposed a voluntary arrangement with its creditors pursuant to the legislation of the United Kingdom.

Mr. Savage served as a director of Consolidated Van Anda Gold Ltd., which became the subject of a cease trade order of the Alberta Securities Commission in February 2002.   Mr. Savage resigned as a director of Consolidated Van Anda Gold Ltd. in August 2003.

7.3

Conflicts of Interest

Certain of the directors and officers of the Corporation, including the President and Chief Executive Officer, also serve as directors and/or officers of, or have significant shareholdings  in, other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a conflict of interest position.

6.

TRANSFER AGENTS AND REGISTRARS

The Transfer Agent and Registrar for the Company’s common shares is:

Computershare Investor Services Inc.

510 Burrard Street, 4th floor

Vancouver, BC    V6C 3B9

and

100 University Avenue

Toronto, ON    M5J 2Y1

The Company acts as its own Agent and Registrar for the Company’s Share Purchase Warrants.  The Share Purchase Warrants are not traded or quoted on any stock exchange.

7.

MATERIAL CONTRACTS

The Company has not since January 1, 2003 entered into any material contract, other than a contract entered into in the ordinary course of business, other than an Agreement dated January 29, 2004 with Titan Logix Corp. pursuant to which the Company acquired the outstanding 40%  equipment interest and 2% Net Smelter Royalty in the Prairie Creek Mine.  (See Narrative  Description of the Business).

8.

INTERESTS OF EXPERTS

MRDI, a division of AMEC, E&C Services Limited prepared the Resource Estimation Report for the Prairie Creek Property (see Narrative Description of the Business – Section 3.1.6 Resource Estimation).  MRDI is independent of the Company and to the knowledge of the Company, does not hold any registered or beneficial interests, direct or indirect, in any securities or other property of the Company.

Alan Taylor, P.Geo., Vice President of Exploration and Chief Operating Officer of the Company, who is a Qualified Person as defined in National Instrument 43-101, has prepared, supervised the preparation or reviewed, the parts of this Annual Information Form that are of a scientific or technical nature.   Alan Taylor beneficially owns, directly or indirectly, less than one percent of the outstanding common shares of the Company.

9.

AUDIT COMMITTEE INFORMATION

11.1

Audit Committee Charter

The Audit Committee has adopted a Charter, the text of which is set out below:

“Charter of the Audit Committee of the Board of Directors

I

MANDATE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Canadian Zinc Corporation (the “Corporation”) to assist the Board in fulfilling its oversight responsibilities relating to financial accounting and reporting process and internal controls for the Corporation. The Committee’s mandate and responsibilities are to:

•

recommend to the Board the external auditors to be nominated and the compensation of such auditor;

•

oversee and monitor the work and performance of the Corporation's external auditors, including meeting with the external auditors and reviewing and recommending all   renewals or replacements of the external auditors and their remuneration;

•

pre-approve all non-audit services to be provided to the Corporation by the external auditors;

•

review the financial statements and management's discussion and analysis (MD&A) and annual and interim financial results press releases of the Corporation;

•

oversees the integrity of internal controls and financial reporting procedures of the Corporation and ensure implementation of such controls and procedures;

•

provide oversight to any related party transactions entered into by the Corporation.

II

AUTHORITY OF THE AUDIT COMMITTEE

The Committee shall have the authority to:

(1)

engage independent counsel and other advisors as it determines necessary to carry out its duties;

(2)

set and pay the compensation for advisors employed by the Audit Committee; and

(3)

communicate directly with the external auditors.

III

COMPOSITION AND MEETINGS

(1)

The Committee and its membership shall meet all applicable legal, regulatory and listing requirements, including those of all applicable securities regulatory authorities.

(2)

The Committee shall be composed of three directors as shall be designated by the Board from time to time. The members of the Committee shall appoint from among themselves a member who shall serve as Chair. A minimum of two members of the Committee present either in person or by telephone shall constitute a quorum.

The Committee members will be elected annually at the first meeting of the Board  following the annual general meeting of shareholders.

(1)

Each member of the Committee shall be “independent” and shall be “financially literate” (as each such term is defined in Multilateral Instrument 52-110)

(2)

The Committee shall meet at least quarterly, as circumstances dictate or as may be required by applicable legal or listing requirements.

(3)

Any member of the Committee may participate in the meeting of the Committee by means of conference telephone or other communication equipment, and the member participating in a meeting pursuant to this paragraph shall be deemed, for purposes hereof, to be present in person at the meeting.

IV

RESPONSIBILITIES

(1)

The Committee shall review the annual audited financial statements to satisfy itself that they are presented in accordance with applicable generally accepted accounting principles (“GAAP”) and report thereon to the Board and recommend to the Board whether or not same should be approved, prior to their being filed with the appropriate regulatory authorities.  The Committee shall also review the interim financial statements.

(2)

The Committee shall review any internal control reports prepared by management and the evaluation of such report by the external auditors, together with management’s response.

(3)

The Committee shall be satisfied that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, management’s discussion and analysis and annual and interim earnings press releases before the Corporation publicly discloses this information.

(4)

The Committee shall review management’s discussion and analysis relating to annual and interim financial statements and any other public disclosure documents, including interim earnings press releases, before the Corporation publicly discloses this information.

(5)

The Committee shall meet no less frequently than annually with the external auditors to review accounting practices, internal controls and such other matters as the Committee deems appropriate.

(6)

The Committee shall establish procedures for

(a)  the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

(b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(7)

The Committee shall provide oversight to any related party transactions entered into by the Corporation

(8)

In the event that the Corporation wishes to retain the services of the Corporation’s external auditors for tax compliance or tax advice or any non-audit services the Chief Financial Officer of the Corporation shall consult with the Audit Committee, who shall have the authority to approve or disapprove such non-audit services.    The Audit Committee shall maintain a record of non-audit services approved by the Audit Committee for each fiscal year and provide a report to the Board on an annual basis.

(9)

The Committee shall review and approve the Corporation's hiring policies regarding partners, employees and former partners and employees of the present and former auditors of the Corporation.

(10)

The Committee shall perform any other activities consistent with this Charter and governing law, as the Committee or the Board deems necessary or appropriate.”

11.2

Composition of Audit Committee

The Audit Committee is composed of Robert Gayton, Dave Nickerson and Alan Savage.  Each member of the Audit Committee is financially literate and independent (see additional comment on Robert Gayton below).

The education and experience of each Audit Committee Member is set out below:

Robert Gayton B.Comm., Ph.D., FCA,    He is a fellow of the Institute of Chartered Accountants.  He graduated from the University of British Columbia with a Bachelor of Commerce and earned the Chartered Accountant (CA) designation at Peat Marwick Mitchell. Dr. Gayton joined the Faculty of Business Administration at the University of British Columbia where he spent ten years teaching, including time at the University of California Berkley, earning a Ph.D. in Business.  Dr. Gayton rejoined Peat Marwick Mitchell in 1974, becoming a partner in 1976 where he provided audit and consulting services to private and public companies for eleven years.  Dr. Gayton has directed the accounting and financial matters of numerous public companies in the resource and non-resource fields since 1987. He has served as an officer of public companies for a period in excess of twenty years.  He has an in depth understanding of the accounting principles used by the Company to prepare its financial statements and has the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves. He has in depth experience preparing , auditing, analyzing and evaluating financial statements with accounting issues at least comparable to the financial statements and the issues that can reasonably be expected to be raised by the Company’s financial statements. He has an in depth understanding of internal controls and procedures for financial reporting.

Dave Nickerson  B.Sc., M.Sc.  Mr. Nickerson holds a Bachelors degree in Mining Engineering from the University of Birmingham and a Masters degree in Mineral Exploration from Laurentian University and has taken Post-Graduate Courses in Mineral Development and in Legislation Strategy at McGill University, Montreal.  He is a Professional Engineer and a member of the Association of Professional Engineers, Geologists and Geophysists of the Northwest Territories.  He was elected as Member of Parliament for three terms 1979 to 1988, during part of which time he served as a member of the House Standing Committee on Public Accounts, and as a Member of the Legislative Assembly of the Northwest Territories 1975 to 1979.  He served as the Chairman of the Northwest Territories Water Board from 1988 to 1994.  He has served as a director of public companies for a period in excess of five years.  He has an understanding of the accounting principles used by the Company to prepare its financial statements and has the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves.   He has experience evaluating financial statements with accounting issues comparable to the financial statements and issues that can reasonably be expected to be raised by the Company’s financial statements.  He has an understanding of internal controls and procedures for financial reporting.

Alan Savage BA has served as an officer of public companies for a period in excess of forty years.  He has an understanding of the accounting principles used by the Company to prepare its financial statements and has the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves.  He has experience supervising the preparation and auditing of financial statements with accounting issues comparable to the financial statements and the issues that can reasonably be expected to be raised by the Company’s financial statements.  He has experience analyzing and evaluating the financial statements of public companies and has an understanding of internal controls and procedures for financial reporting.

11.3

Reliance on Exemption

In the case of the appointment of Robert Gayton on the Audit Committee the Issuer is relying on the Exemption in Section 3.6 of Multilateral Instrument 52-110 (Temporary Exemption for Limited and Exceptional Circumstances).  Robert Gayton has been a member of the Issuer’s Audit Committee since 2000 and is particularly experienced in accounting, accounting principles and in the preparation, auditing, analyzing and evaluation of financial statements.  The Company considers Robert Gayton to be independent in that he has no direct or indirect material relationship with the Company and has no relationship pursuant to which he may accept, directly or indirectly any consulting, advisory or other compensatory fee, other than as remuneration for acting in his capacity as a member of the Board of Directors or any Board Committee.  Further, neither Robert Gayton nor any member of his immediate family has been an affiliated entity of, a partner, employed by, or employed in a professional capacity by a current or former internal or external auditor of the Issuer.  Mr. Gayton is not an executive officer of any entity in which any of the Issuer’s current executive officers serve on that entity’s compensation committee.  Mr. Gayton is not and has never been an employee of the Issuer.  However, Mr. Gayton did serve as a part-time Interim Chief Financial Officer of the Issuer during the period January 1, 2002 until December 2004 pending the appointment of a permanent Chief Financial Officer.  As such Mr. Gayton may be deemed to have been an Executive Officer of the Issuer during the period March 30, 2004 to December 2004.  Mr. Gayton received consulting fees of $8,483, $5,625 and $6,000 in respect of the  calendar years  2002, 2003, 2004 respectively, (in  addition to remuneration for acting as a Member of the Board of Directors) which fees may be deemed to have been consulting fees for acting in his capacity as  an Executive Officer of the Issuer.

In the view of the Company’s Board of Directors, the above described relationship, which terminated in December 2004, does not reasonably interfere with the exercise of Robert Gayton’s independent judgment.  Mr. Gayton is not an employee or officer of the Issuer or an immediate family member of an employee or officer of the Issuer, Mr. Gayton does not have a relationship with the Issuer pursuant to which he may accept, directly or indirectly, any consulting, advisory or other compensatory fees from the Company, other than as remuneration for acting in his capacity as a member of the Board of Directors or any Board Committee or receives, or whose immediate family member receives, more than $75,000 per year in direct compensation from the Issuer.  He is not an affiliated entity of the Issuer and does not act as Chair of the Audit Committee.

The majority of the Audit Committee Members are independent and the Board of Directors has determined that reliance on the Exemption will not materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of Multilateral Instrument 52-110.

The Board, under these exceptional limited circumstances, has determined in its reasonable judgment that:

Robert Gayton is able to exercise the impartial judgment necessary for him to fulfill his responsibilities as an Audit Committee Member and;

the appointment of Robert Gayton as a Member of the Audit Committee is required by the best interests of the Company and its shareholders.

11.4

Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures requiring Audit Committee review and approval in advance of all particular engagement for services provided by the Auditors.  Consistent with applicable laws, the procedures permit limited amounts of services, other than audit services, to be approved by the Audit Committee provided the audit committee is informed of each particular service.  All of the engagements and fees for Fiscal 2004 and 2005 were approved by the Audit Committee.  The Audit Committee reviews with the auditors whether the non-audit services to be provided are compatible with maintaining the Auditor’s independence.

Since the commencement of the Company’s most recently completed financial year (January 1, 2005) there has not been a recommendation of the Audit Committee to nominate or compensate an external auditor which was not adopted by the Board of Directors.

11.5

Audit Fees and Services

The aggregate amounts billed by Auditors for the two fiscal years ended December 31, 2004 and 2005 for audit fees, audit related fees, tax fees and all other fees are set forth below:

	Year Ended December 31, 2004	Year Ended December 31, 2005
Audit Fees (1)	$22,000	$26,600
Audit-Related Fees(2)	$4,995	$2,100
Tax Fees(3)	$8,100	$10,800
All Other Fees	-	-
Total	$35,095	$39,500

“Audit Fees” represent fees for the audit of the annual financial statements, review of the interim financial statements and review in connection with the statutory and regulatory filings.

“Audit Related Fees” represent fees for assurance and related services that are related to the performance of the audit.

“Tax Fees” represent fees for tax compliance, tax advice and planning.

6.

ADDITIONAL INFORMATION

Additional information, including Directors' and officers' remuneration and indebtedness, principal holders of the Issuer's securities, options to purchase securities and interests of insiders in material transactions, where applicable, are contained in the Issuer's Information Circular dated May 5, 2005 for its most recent Annual Meeting of Shareholders held on June 15, 2005 and in the Issuer’s Information Circular  for its Annual General Meeting scheduled to be held June 14, 2006, which may be found on SEDAR at www.SEDAR.com, and which are incorporated herein by reference.

Additional financial information is contained in the Issuer’s Audited Financial Statements and Management’s Discussion and Analysis for the years ended December 31, 2005 and 2004 which may be found on SEDAR at www.SEDAR.com, and are incorporated herein by reference.

The Issuer shall provide, upon request and upon payment of a reasonable charge where permitted, a copy of its 2005 Annual Information Form, the December 31, 2005 audited financial statements and the accompanying auditor’s report thereon, Management Discussion and Analysis, any subsequent interim financial statements and the Information Circular.

Cautionary Note – Forward Looking Statements

Some of the statements contained in this document are forward-looking statements, such as estimates and statements that describe the Company’s future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur.  Forward-looking statements may be identified by such terms as “believes”,  “anticipates”, “expects”, “estimates”, “may”, “could”, “would”, “will”, or “plan”).  Such forward-looking statements are made pursuant to the safe harbour provisions of the United States Private Securities Litigation Reform Act of 1995.  Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties.  Actual results relating to, among other things, mineral reserves, mineral resources, results of exploration, reclamation and other post-closure costs, capital costs, mine production costs and the Company’s financial condition and prospects, could differ materially from those currently anticipated in such statements by reason of factors such as changes in general economic conditions and conditions in the financial markets, changes in demand and prices for the minerals the Company expects to produce, delays in obtaining permits, litigation, legislative, environmental and other judicial, regulatory, political and competitive developments in areas in which the Company operates, technological and operational difficulties encountered in connection with the Company’s activities, labour relations matters, costs and changing foreign exchange rates and other matters discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.  Other factors that may cause actual results to vary materially include, but are not limited to, delays in the receipt of permits or  regulatory approvals, changes in commodity and power prices, changes in interest and currency exchange rates, geological and metallurgical assumptions (including with respect to the size, grade and  recoverability of mineral resources) unanticipated operational difficulties (including failure with plant, equipment or processes to operate in accordance with  specifications or expectations) cost escalation, unavailability of materials and equipment, industrial disturbances or other job action, and unanticipated events related to health, safety and environmental matters, political risk, social unrest, and changes in general economic conditions or conditions in the financial markets.  Mineral resources that are not mineral reserves do not have demonstrated economic viability.  Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves.  There is no certainty that mineral resources will be converted into mineral reserves.  The Company does not currently hold a permit for the operation of the Prairie Creek Mine.  This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements.  These and other factors should be considered carefully and readers should not place undue reliance on the Company’s forward-looking statements. Further information regarding these and other factors which may cause results to differ materially from those projected in forward-looking statements are included in the filings by the Company with securities regulatory authorities.  The Company does not undertake to update any forward-looking statements that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.